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OSI Pharmaceuticals, Inc.

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May 6, 2009

Dear Stockholders:

It is a pleasure to invite you to the annual meeting of stockholders of OSI Pharmaceuticals, Inc., which will be held at our corporate headquarters at 41 Pinelawn Road, Melville, New York 11747, on Wednesday, June 17, 2009, at 10:00 a.m. EDT. Information about the matters to be voted upon at the meeting is in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

In addition to the matters to be voted upon at the meeting, there will be a presentation on our company’s product portfolio and recent business developments. Specific directions to the annual meeting may be obtained by calling or writing Ms. Kathy Galante, Senior Director, Investor and Public Relations, at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747, telephone number (631) 962-2000 or by visiting our website at www.osip.com.

In order to assure that a quorum is present at the meeting, you are urged to sign and mail the enclosed proxy card at once, even though you may plan to attend in person. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with our Secretary either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2008 is being distributed to you with the attached Proxy Statement.

Sincerely,

COLIN GODDARD, Ph.D.
Chief Executive Officer

OSI Pharmaceuticals, Inc.	41 Pinelawn Road	Melville, New York 11747	phone 631.962.2000	facsimile 631.752.3880

OSI PHARMACEUTICALS, INC.
41 Pinelawn Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Our annual meeting of stockholders will be held at our corporate headquarters at 41 Pinelawn Road, Melville, New York 11747, on Wednesday, June 17, 2009 at 10:00 a.m. EDT, for the following purposes:

(1)	to elect 10 directors;

(2)	to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2009; and

(3)	to transact such other business as may properly come before the annual meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 22, 2009 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. For at least 10 days prior to the annual meeting date, a complete list of stockholders entitled to vote at the annual meeting will be open to examination by stockholders for any purpose germane to the annual meeting during normal business hours at our corporate headquarters at 41 Pinelawn Road, Melville, New York 11747. This list will also be available at and for the duration of the annual meeting on June 17, 2009.

By Order of the Board of Directors,

BARBARA A. WOOD
Secretary

May 6, 2009

IMPORTANT

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and return it in the postage-paid envelope enclosed for your convenience. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
OUR EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS
APPENDIX A OSI PHARMACEUTICALS, INC. AUDIT COMMITTEE CHARTER
APPENDIX B OSI PHARMACEUTICALS, INC. CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER
APPENDIX C OSI PHARMACEUTICALS, INC. COMPENSATION COMMITTEE CHARTER
APPENDIX D

OSI PHARMACEUTICALS, INC.
41 Pinelawn Road
Melville, New York 11747

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of OSI Pharmaceuticals, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders to be held on June 17, 2009, and any adjournment or adjournments thereof. A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about May 7, 2009.

Only holders of record of our common stock at the close of business on April 22, 2009, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, we had issued and outstanding 57,997,336 shares of common stock, which are the only securities that are entitled to vote at the meeting. Each share of common stock is entitled to one vote.

The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting will be necessary to constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock held by such broker will not be considered present at the meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock returns a signed proxy, the shares of common stock held by such broker will be considered present at the meeting and will be counted toward establishing a quorum. If a signed proxy is received from a broker that does not have discretionary authority to vote on one or more matters, the proxy will be considered a “broker non-vote” for that matter and will have the effects described in the following paragraph.

Assuming a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the matter will be required for (i) the election of directors and (ii) the ratification of the appointment of the independent registered public accounting firm for the current fiscal year. With respect to the election of directors, votes withheld from one or more nominees will have the effect of a “no” vote. Abstentions will have the effect of a “no” vote with respect to the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the election of directors and the ratification of the appointment of the independent registered public accounting firm.

Stockholders who execute proxies may revoke them by giving written notice to our Secretary at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder attending the meeting notifies the Secretary, in writing, of the revocation of the proxy at any time prior to the voting of the proxy.

The Board of Directors does not know of any matter other than the election of directors and the ratification of the appointment of the independent registered public accounting firm for the current fiscal year that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld, and where a choice is specified as to the proposal, in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors intend to vote (i) FOR the nominees for election as our directors named in this Proxy Statement under the caption “Election of Directors” and (ii) FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2009.

We will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone. We have also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from stockholders. The cost of such services is expected to be approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 17, 2009. The Proxy Statement and annual report to security holders are available at www.proxydocs.com/osip.

Specific directions to the annual meeting may be obtained by calling or writing Ms. Kathy Galante, Senior Director, Corporate Communications, at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747, telephone number (631) 962-2000 or by visiting our website at www.osip.com.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of April 1, 2009 (except where otherwise noted) regarding the beneficial ownership of our common stock by (i) all persons who, to our knowledge, own more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director, (iii) each named executive officer+, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	No. of Shares		Percent of
Name and Address	of Common Stock		Class(1)

Wellington Management Company, LLP	7,437,120	(2)	12.83%
75 State Street Boston, Massachusetts 02109
FMR LLC	5,764,688	(3)	9.94%
82 Devonshire Street Boston, Massachusetts 02109-6995
Federated Investors, Inc.	4,227,840	(4)	7.29%
Federated Investors Tower Pittsburgh, PA 15222-3779
Westfield Capital Management Co., LLC	3,688,347	(5)	6.36%
One Financial Center, 24th Floor Boston, Massachusetts 02111
Vanguard Specialized Funds	3,480,000	(6)	6.00%
100 Vanguard Boulevard Malvern, PA 19355
Lord, Abbett & Co. LLC	3,288,148	(7)	5.67%
90 Hudson Street Jersey City, New Jersey 07302
Michael G. Atieh+	173,389	(8)	*
Santo J. Costa	24,750	(9)	*
Colin Goddard, Ph.D.+	495,561	(10)	*
Daryl K. Granner, M.D.	63,787	(11)	*
Robert A. Ingram	79,136	(12)	*
Joseph Klein, III	8,875		*
Kenneth B. Lee, Jr.	8,375	(13)	*
Pierre Legault+	0		*
Gabriel Leung+	159,494	(14)	*
Anker Lundemose, M.D., Ph.D., D.Sc.+	119,003	(15)	*
Viren Mehta	135,145	(16)	*
David W. Niemiec	32,125	(17)	*
Herbert M. Pinedo, M.D., Ph.D.	64,092	(18)	*
Robert L. Simon+	144,213	(19)	*
Katharine B. Stevenson	61,240	(20)	*
John P. White	56,573	(21)	*
All current directors and executive officers as a group (17 persons)	1,612,558	(22)	2.78%

+	The named executive officers consist of our Chief Executive Officer, our current Chief Financial Officer, our former Chief Financial Officer and our three most highly compensated executive officers other than the Chief Executive Officer, Chief Financial Officer and the former Chief Financial Officer.

*	Represents ownership that does not exceed 1% of the outstanding shares of our common stock.

(1)	Based on the number of shares of our common stock issued and outstanding on April 1, 2009. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed beneficially owned by the person holding such options. The percent of the outstanding shares of our common stock for any person or group who, as of April 1, 2009, beneficially owned any shares pursuant to options which are exercisable within 60 days of April 1, 2009, is calculated assuming all such options have been exercised in full and adding the number of shares subject to such options to the total number of shares issued and outstanding on April 1, 2009. The beneficial ownership totals in this table also include shares of our common stock issued upon the vesting of deferred stock units that are subject to delivery at a later date pursuant to the deferral election of the deferred stock unit holder. We have also included vested and unvested restricted stock granted to a person. Such restricted stock has voting rights, irrespective of vesting.

(2)	The number of shares is based on information provided in a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on March 10, 2009. Wellington Management Company, LLP has shared dispositive power with respect to all of the shares and shared voting power with respect to 3,116,690 shares in its capacity as investment advisor to the clients of Wellington Management LLC.

(3)	The number of shares is based on information provided in a Schedule 13G/A filed jointly by FMR LLC (f/k/a FMR Corp.) and Edward C. Johnson 3d with the SEC on February 17, 2009. FMR LLC indirectly holds the shares on behalf of its direct and indirect subsidiaries, consisting of Fidelity Management & Research Company, Strategic Advisers, Inc., Pyramis Global Advisors, LLC, Fidelity Magellan Fund and FIL Limited. FMR LLC and Mr. Johnson have sole dispositive power with respect to all of the shares and sole voting power with respect to 956,688 shares.

(4)	The number of shares is based on information provided in a Schedule 13G filed jointly by Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue with the SEC on February 17, 2009. Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., which act as investment advisers to various registered investment companies and separate accounts that own shares of our common stock. All of the outstanding voting stock of Federated Investors, Inc. is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue, and J. Christopher Donahue act as trustees. Federated Investors, Inc. has sole voting and dispositive power with respect to all of the shares.

(5)	The number of shares is based on information provided in a Schedule 13G/A filed by Westfield Capital Management Company, LLC with the SEC on February 4, 2009. Westfield Capital Management Company, LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 2,777,197 shares.

(6)	The number of shares is based on information provided in a Schedule 13G/A filed by Vanguard Specialized Funds with the SEC on February 13, 2009. Vanguard Specialized Funds has sole voting power with respect to all of the shares.

(7)	The number of shares is based on information provided in a Schedule 13G filed by Lord, Abbett & Co. LLC with the SEC on February 13, 2009. Lord, Abbett & Co. LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,066,120 shares.

(8)	Includes 159,385 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(9)	Includes 13,250 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(10)	Includes 412,486 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(11)	Includes 47,250 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(12)	Includes 59,500 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(13)	Includes 6,250 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(14)	Includes 140,604 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(15)	Includes 108,074 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(16)	Includes 55,019 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(17)	Includes 13,250 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(18)	Includes 59,750 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(19)	Includes 127,119 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(20)	Includes 52,250 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(21)	Includes 40,750 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

(22)	Includes 1,281,758 shares that may be acquired at or within 60 days of April 1, 2009, pursuant to the exercise of outstanding options.

ELECTION OF DIRECTORS

At our annual meeting, 10 directors are to be elected, each to hold office until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. The nominees for election to the Board of Directors are named in the table below. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, proxies returned by the stockholders will be voted for any substitute nominee selected by the Corporate Governance and Nominating Committee prior to or at the meeting, or for a motion to reduce the membership of the Board to the number of nominees available. Each of the nominees named below was elected as our director at the annual meeting of stockholders held on June 11, 2008. Since June 13, 2007, our Board of Directors has consisted of 11 members. In December 2008, pursuant to our Board retirement age policy, Dr. Daryl K. Granner submitted a letter of resignation to the Board. The Board did not accept the resignation of Dr. Granner at that time and requested that he serve until the 2009 Annual Meeting of Stockholders. Dr. Granner is not standing for re-election. In April 2009, the Board of Directors, based upon a recommendation of the Corporate Governance and Nominating Committee, decreased the size of the Board to 10 directors and set the slate for such 10 director nominees. This slate of directors recommended by the Corporate Governance and Nominating Committee and approved by the Board was determined following an assessment by the Corporate Governance and Nominating Committee of the skill set and experience of such persons and the determination that a smaller Board would be to the benefit of our stockholders. The proxies cannot be voted for a greater number of persons than the number of nominees named which is 10 nominees.

Name	Age	Position(s) with the Corporation

Robert A. Ingram	66	Chairman of the Board
Colin Goddard, Ph.D.	49	Director and CEO
Santo J. Costa	63	Director
Joseph Klein, III	48	Director
Kenneth B. Lee, Jr.	61	Director
Viren Mehta	59	Director
David W. Niemiec	59	Director
Herbert M. Pinedo, M.D., Ph.D.	65	Director
Katharine B. Stevenson	46	Director
John P. White	62	Director

Biographical Information

Robert A. Ingram was appointed Chairman of our Board in January 2003 and is Chairman of our Executive Committee and Corporate Governance and Nominating Committee. Mr. Ingram serves as Vice Chairman Pharmaceuticals at GlaxoSmithKline (plc), and previously served as the Chief Operating Officer and President of Pharmaceutical Operations. He began his career in the pharmaceutical industry as a sales representative for the company that would later become Merrell Dow Pharmaceuticals, Inc. He advanced rapidly through sales management at Merrell Dow and into government and public affairs. He left Merrell Dow in 1985 as Vice President of Public Affairs to become Vice President of Government Affairs at Merck & Co., Inc. In 1988, he was promoted to President of Merck Frosst Canada, Ltd. In 1990, Mr. Ingram left Merck to join Glaxo Inc., Glaxo plc’s U.S. subsidiary, as Executive Vice President of Administrative and Regulatory Affairs and assumed a series of increasingly responsible positions, including Group Vice President. He was named Executive Vice President in January 1993, President and Chief Operating Officer in June 1993, President and CEO in March 1994, and Chairman in January 1999. As an Executive Director of Glaxo Wellcome plc, Mr. Ingram had responsibility for operations in North America and Latin America. He was appointed to the global company’s board in May 1995. In October 1997, he became Chief Executive Officer of Glaxo Wellcome with responsibility for worldwide business operations, and added the position of Chairman to his responsibilities. Mr. Ingram graduated from Eastern Illinois University with a B.S. degree in Business Administration. He serves on the board of directors of Cree, Inc., Lowe’s Companies, Inc., Edwards Lifesciences Corporation, Allergan, Inc. and Valeant Pharmaceuticals International. Mr. Ingram is currently a General Partner with Hatteras Venture Partners, LLC (formerly, BioVista Capital, LLC), a position he has held since 2007. In addition to his professional responsibilities, Mr. Ingram was asked by former U.S. President George H. Bush to form and chair the CEO Roundtable on Cancer. He was formerly Chairman of the board of trustees of the American Cancer Society Foundation, and is a member of numerous other civic and professional organizations. Mr. Ingram is also a frequent speaker at industry, pharmacy and government seminars. Mr. Ingram has been a director since January 2003.

Colin Goddard, Ph.D., was appointed our Chief Executive Officer in October 1998. He also served as Chairman of our Board from August 2000 to January 2003. He served as our President from September 1997 to September 2000; Executive Vice President and Chief Operating Officer from September 1996 to September 1997; Vice President, Research Operations from April 1995 to September 1996; Vice President, Research Operations, Pharmaceutical Division from December 1993 to April 1995; Director, Pharmaceutical Operations from April 1993 to December 1993; Director, Drug Discovery from April 1992 to April 1993; and Program Manager, Drug Discovery from April 1991 to April 1992. Dr. Goddard joined us as a scientist in January 1989. Dr. Goddard was instrumental in the development of our oncology and diabetes and obesity franchises and has led our corporate development, acquisition and financing efforts over the last decade. Before joining us, Dr. Goddard spent four years at the National Cancer Institute in Bethesda, Maryland. Dr. Goddard serves on the board of directors of Zelos Therapeutics, Inc., BIO (the Biotechnology Industry Organization), Gilda’s Club of New York, a cancer charitable organization, and Abilities!, a New York based charitable organization for the disabled. Dr. Goddard is a member of the CEO Roundtable on Cancer and the American Association for Cancer Research. Dr. Goddard trained as a cancer pharmacologist in Birmingham, U.K. receiving his Ph.D. from the University of Aston, Birmingham, U.K. in September 1985 and was honored as a D.Sc. from the State University of New York in 2003 and Hofstra University in 2005. Dr. Goddard has been our director since October 1998.

Santo J. Costa has been Of Counsel in the life sciences practice at the law firm Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP since August 2007. Prior to joining Smith Anderson, he was Of Counsel at the law firm Williams Mullen Maupin Taylor, P.A. from June 2001 to August 2007. Prior to joining Williams Mullen, Mr. Costa served as President and Chief Operating Officer of Quintiles Transnational Corporation from April 1994 to November 1999. He served as Vice Chairman of Quintiles from December 1999 to May 2001 and as a consultant through December 2001. As President and Chief Operating Officer of Quintiles, Mr. Costa had responsibility for all operating divisions, as well as worldwide business development. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry. Mr. Costa served as Senior Vice President, Administration and General Counsel of Glaxo Inc. from 1986 to 1993. Prior to joining Glaxo, Mr. Costa was U.S. area counsel for Merrell Dow from 1977 to 1986. Mr. Costa sits on the board of directors of one other publicly-traded company, Labopharm Inc., where he is Chairman of the Board. Mr. Costa sits on The Duke Cancer Patient Support Program Advisory Board, the Duke University Medical Center Board of Visitors and the Duke Brain Tumor Advisory Board. Mr. Costa received his B.S. in pharmacy and his J.D. from St. John’s University. Mr. Costa has been a member of our Board of Directors since June 2006 and Chairman of our Compensation Committee since November 2006.

Joseph Klein, III, is currently Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. From September 2003 to December 2008, Mr. Klein also served as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems. For over nine years, from 1989 to 1998, Mr. Klein was a health care investment analyst at T. Rowe Price Associates, Inc., where he was the founding portfolio manager of T. Rowe Price Health Sciences Fund, Inc. Mr. Klein serves on the board of directors of four other publicly-traded biotechnology companies: BioMarin Pharmaceutical Inc.; Isis Pharmaceuticals, Inc.; PDL BioPharma, Inc. and Savient Pharmaceuticals, Inc. Mr. Klein serves on the board of directors of The Prospector Funds, Inc., an SEC registered investment company that manages two no-load mutual funds. Mr. Klein also serves on the boards of several private and non-profit entities. Mr. Klein received a B.A., summa cum laude, in economics from Yale University and an M.B.A. from the Graduate School of Business at Stanford University. Mr. Klein has been a member of our Board of Directors since June 2006.

Kenneth B. Lee, Jr. has over 30 years of experience with technology-based companies. He is a former Ernst & Young partner, where he was employed for 29 years, and was instrumental in the founding and development of the Ernst & Young life science practice in the San Francisco Bay Area. While at Ernst & Young, Mr. Lee served as head of its U.S. Life Sciences Practice and Health Sciences Investment Banking Group, as a Transaction Advisor for its Center for Strategic Transactions, and as Co-Chairman of its International Life Sciences Practice. Mr. Lee is currently a General Partner with Hatteras Venture Partners, LLC (formerly, BioVista Capital, LLC), which he joined in 2003. Prior to that, Mr. Lee served as President of A.M. Pappas & Associates, an international life sciences venture development company. Mr. Lee currently serves on the boards of two other publicly-traded companies: Inspire Pharmaceuticals, Inc. and Pozen, Inc. Mr. Lee also serves as a member of the executive committee of the Board of the North Carolina Biotechnology Industry Organization. Mr. Lee received a B.A. degree from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill. Mr. Lee has been a member of our Board of Directors since June 2007.

Viren Mehta is the founder and managing member of Mehta Partners, LLC, providing investment, and strategic and financial advice to the global pharmaceutical and biotechnology industries since January 1998. Mehta Partners, and its predecessor Mehta and Isaly, were strategic and financial advisors to us from April 1995 to December 2002. Dr. Mehta was a partner of Mehta and Isaly from July 1989 to December 1997. He was also a part of the strategic planning team of the International Division of Merck. Dr. Mehta obtained his Doctor of Pharmacy from the University of Southern California and his M.B.A in International Finance and Marketing from UCLA.

Dr. Mehta advises investors and senior managers in the pharmaceutical and biotechnology industry. Dr. Mehta became our director in November 1999.

David W. Niemiec is a private equity investor and, since 2001, has been an Advisor to Saratoga Partners, LP, a middle market private equity firm. Mr. Niemiec was a Managing Director of Saratoga Partners from 1998 to 2001. He also held various positions at Dillon, Read & Co. Inc. and its successor firm, SBC Warburg Dillon Read, from 1974 to 1998, including Vice Chairman, Chief Administrative Officer and Chief Financial Officer. From 1989 to 1992, Mr. Niemiec was a member of the board of directors of the National Securities Clearing Corporation. Currently, he is a member of the board of directors of Emeritus Corporation, as well as a director and trustee of 23 portfolios of the Templeton Fund complex, which are internationally oriented mutual funds of the Franklin Templeton Investments group. Mr. Niemiec received his A.B. from Harvard College and his M.B.A. from Harvard Business School. Mr. Niemiec became our director in June 2006.

Herbert M. Pinedo, M.D., Ph.D., has been a Professor of Medical Oncology at the VU Medical Center, Amsterdam, The Netherlands, since May 1979. From January 2003 to September 2005, he was President of the Cancer Center, and since September 2005, he has been its honorary Chairman. Dr. Pinedo’s work focuses on translational research, in particular, drug resistance, angiogenesis and immunology. The Cancer Center has a formal collaboration with the Johns Hopkins Oncology Center, School of Medicine. Dr. Pinedo has received numerous international awards including the prestigious Josef Steiner award. He currently serves on the scientific advisory boards of a number of pharmaceutical companies. He is also Vice Chairman of the Netherlands Organization for Health Research and Development (ZonMw). He is a member of the British Royal Society of Medicine and The Royal Netherlands Academy of Science and Arts, where he was chairman of the board of the Medical Division from July 2003 to July 2005. Dr. Pinedo is founder and past director of the New Drug Development Organization-Oncology (NDDO-Oncology) which is located in Amsterdam. He was the first President of the Federation of European Cancer Societies, and past President to the European Society of Medical Oncology. Dr. Pinedo is the co-founder of the Annals of Oncology and The Oncologist and is the Co-Editor of Current Opinion in Anticancer Drugs. He serves on numerous editorial boards including Clinical Cancer Research. Dr. Pinedo has authored 630 peer reviewed international publications and more than 120 chapters, invited papers or proceedings. Dr. Pinedo has been decorated by the Netherlands Queen with the prestigious Knight of the Order of the Netherlands Lion in 1995 and in 2008 by the Commander of the Order of Orange. Dr. Pinedo serves on the board of directors of OncoMethylome Sciences SA, a molecular diagnostics company which shares are traded on the Euronext, and PamGene International B.V., a privately held company. Dr. Pinedo has been our director since June 2004.

Katharine B. Stevenson served as Treasurer of Nortel Networks Corporation until August 2007. She was responsible for all treasury activity for the corporation including treasury operations, corporate and structured finance, credit, risk management, and pension fund management. Her responsibilities included the management of the corporation’s global banking, insurance, and rating agency relationships. She was previously responsible for business development at Nortel, including mergers and acquisitions, from August 2002 to July 2005. Prior to joining Nortel, Ms. Stevenson was Vice President, Corporation Finance of JPMorgan Chase & Co. (formerly J.P. Morgan & Co.), a global financial services firm, based primarily in New York. She had responsibilities in the financial advisory, risk management, bank financing, and corporate finance groups. She is a graduate of Harvard University. She serves as a director and member of the audit committee of two public companies, CAE Inc., a global provider of simulation technologies and aviation training, and Open Text Corporation, a provider of Enterprise Content Management (ECM) solutions. She is Chair of the Board of Governors of The Bishop Strachan School, a leading independent day and boarding school for girls, located in Toronto, Canada. She formerly served as Chair, Vice Chair, Treasurer, and Trustee of the Financial Executives International (FEI) Research Foundation. She became our director in May 2005 and has been Chair of our Audit Committee since May 2005.

John P. White is a Senior Partner of the law firm of Cooper & Dunham LLP in New York. His practice primarily focuses on the areas of pharmaceuticals, biotechnology and medical devices, and he has represented companies, start-up ventures and university research centers in patent prosecution, licensing and litigation matters. Mr. White attended the Columbia University School of Engineering, where he earned a B.S. in chemical engineering, the Columbia University School of Graduate Faculties, where he earned an M.A. in chemical biology and a M.Ph. in biophysical chemistry and Fordham University, where he earned his J.D. degree. He is a member of the New York State Bar and is admitted to practice before the U.S. District Courts for the Southern and

Eastern Districts of New York, the U.S. Court of Appeals for the Federal Circuit, and the United States Supreme Court. He also is registered to practice before the U.S. Patent and Trademark Office. Mr. White is a member of the Association of the Bar of the City of New York (member, Patent Committee), the American Bar Association, the New York and New Jersey Intellectual Property Law Associations, the American Intellectual Property Law Association, the Federal Bar Council, the Connor Intellectual Property Inn of Court, Southern District of New York, the Rockefeller University Council and the Licensing Executives Society, and has written and lectured extensively on strategies for optimizing patent protection. Mr. White also serves on the board of directors of Thioltech, Inc., a privately held specialty pharmaceutical company. Mr. White has been our director since May 1985 and is also a director of the OSI Pharmaceuticals Foundation.

Other Information Regarding Directors

Ms. Stevenson served as Treasurer of Nortel Networks Corporation until August 2007. In January 2009, Nortel Networks Corporation and subsidiary companies filed voluntary petitions seeking relief from creditors under bankruptcy laws in the United States, Canada and Europe.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for election to the Board of Directors named above.

CORPORATE GOVERNANCE

The Code of Conduct and Corporate Governance Policies

We have adopted a Code of Conduct which, along with our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and the charters of our Board committees, provides a framework for the governance of our company. The Board’s Corporate Governance and Nominating Committee is responsible for periodically reviewing our governance practices and principles.

Our Code of Conduct sets forth the standards of business conduct and ethics for all of our employees, directors and consultants. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, fair dealing with customers, suppliers and competitors, and compliance with laws, rules, regulations and company policies. The purpose of the Code of Conduct is to ensure that our business is conducted in a legal and ethical manner. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone call to our ethics line, or to any member of our Compliance Committee. All concerns and complaints are investigated by our Compliance Committee, which is comprised of members of senior management, or, in the case of financial, accounting or auditing improprieties, the Audit Committee of the Board of Directors. Any amendments to, or waivers from, a provision of the Code of Conduct that apply to our directors and executive officers must be approved by the Board of Directors. We will publicly disclose any such waivers or amendments pursuant to the requirements of the SEC and The Nasdaq Stock Market, Inc., or Nasdaq.

The Code of Conduct as well as the charters of our Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Investment Committee are available, without charge, on our website at www.osip.com or by requesting them from our Secretary at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747 or by calling (631) 962-2000.

Director Independence

An “independent” director is a director who meets the criteria for independence as required by Nasdaq’s listing standards and applicable SEC rules and regulations, which includes an affirmative determination of independence by the Board. The Board has determined that each of the current directors of our company is independent, with the exception of Dr. Goddard, our Chief Executive Officer.

Certain of our directors are, or have been, affiliated with organizations with which our company has, or has had in the past, business relationships. Until August 2007, Mr. Costa was Of Counsel at Williams Mullen, a law firm through which Mr. Costa provided consulting guidance to our General Counsel, Barbara Wood, prior to Mr. Costa becoming a director of our company. Dr. Granner is Chairman of Prosidion’s Scientific Advisory Board and receives a consulting fee for this service. Dr. Granner is also a director of Vanderbilt Diabetes Center at Vanderbilt University, with which Prosidion had a collaboration agreement that entitles Vanderbilt to milestone and royalty payments upon the occurrence of certain events related to one of Prosidion’s clinical candidates that is exclusively outlicensed to Eli Lilly & Co. In addition, the company is a party to certain research and clinical trial agreements with Vanderbilt University. Our company had a consulting agreement with Mehta Partners LLC, a entity in which Dr. Mehta is the controlling member, pursuant to which Mehta Partners received a consulting fee for services rendered from October 2008 to March 2009. This consulting arrangement was for a short term project, and Dr. Mehta no longer provides consulting services to our company or receives any consulting fees. Our company also has a consulting agreement with Dr. Pinedo, pursuant to which he provides advisory services related to our oncology clinical development programs. Dr. Pinedo receives an hourly fee and reimbursement for reasonable travel time and expenses for these services. Mr. White is a partner at Cooper & Dunham LLP, a law firm that provides legal services to us. Our company made a charitable contribution in the last three years to an organization with which Dr. Pinedo has a relationship. The Board has evaluated the relationships of Messrs. Costa and White and Drs. Granner, Mehta and Pinedo described above and has concluded that each relationship does not interfere with their respective exercise of independent judgment as directors and thereby complies with all applicable SEC and Nasdaq rules and regulations concerning independence. Additionally, each of the Audit, Compensation and Corporate Governance and Nominating Committees are made up solely of independent directors under the SEC and Nasdaq rules. In accordance with SEC rules and regulations and Nasdaq listing standards, all Audit Committee members meet additional applicable independence standards.

Board of Directors and Standing Committees

The Board of Directors held ten meetings during 2008. None of our directors attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period he or she was a director; and (ii) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Executive Committee, Audit Committee, Corporate Governance and Nominating Committee, Compensation Committee, Investment Committee, Oncology Committee and Prosidion Committee. The standing committees regularly report on their activities and actions to the full Board.

The table below sets forth the current members of our Board and Board committees.

Corporate
Governance and
Name	Board	Executive	Audit	Nominating	Compensation	Investment	Oncology	Prosidion

Robert A. Ingram	Chair	Chair		Chair	✓
Colin Goddard, Ph.D.	Member	✓					✓	✓
Santo J. Costa	Member	✓		✓	Chair
Daryl K. Granner, M.D.	Member				✓			Chair
Joseph Klein, III	Member		✓			✓	✓	✓
Kenneth B. Lee, Jr.	Member		✓				✓
Viren Mehta	Member			✓	✓	✓		✓
David W. Niemiec	Member		✓			Chair
Herbert M. Pinedo, M.D., Ph.D.	Member						Chair	✓
Katharine B. Stevenson	Member	✓	Chair	✓
John P. White	Member	✓					✓	✓

Executive Committee

The Board of Directors has an Executive Committee, which currently consists of Mr. Ingram, as Chair, Dr. Goddard, Ms. Stevenson and Messrs. White and Costa. The principal function of the Executive Committee is to exercise all the power and authority of the Board of Directors between meetings of the Board of Directors. No meetings of the Executive Committee were held in 2008.

Audit Committee

The Board of Directors has a separately designated standing Audit Committee established in accordance with the rules of the SEC, in particular the rules under Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and Nasdaq. The Audit Committee currently consists of Ms. Stevenson, as Chair, and Messrs. Klein, Lee, and Niemiec. The Board of Directors has determined that Ms. Stevenson, the Chair of the Audit Committee, possesses the attributes of an audit committee financial expert under the rules of the SEC and Nasdaq. The Audit Committee held 12 meetings during the last fiscal year.

The Board of Directors amended its Audit Committee charter in April 2009. A copy of the Audit Committee charter, as amended, is included as Appendix A to this Proxy Statement and is currently available to security holders on our website at www.osip.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities to the stockholders, potential stockholders and investment community by overseeing the integrity of our financial statements, including the financial reporting processes, internal accounting and financial controls. In so doing, it is the responsibility of the Audit Committee to foster free and open means of communication among the directors, the independent registered public accounting firm and our financial management. The Audit Committee has the sole authority to, among other things, (i) appoint and dismiss our independent registered public accounting firm, and (ii) approve the amount of fees and other terms of any engagement by us of the independent registered public accounting firm. The Audit Committee’s responsibilities include (i) pre-approving all audit and permitted non-audit services to be performed by the independent registered public accounting firm subject to such procedures as are established by the Audit Committee, (ii) obtaining and reviewing, at least annually, a report by the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality control or peer review of the firm, (iii) actively engaging in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and (iv) reviewing and approving policies of hiring employees or former employees of the independent registered public accounting firm. The Audit Committee also oversees the annual and quarterly financial reporting processes by reviewing annual reports on Form 10-K and quarterly reports on Form 10-Q, and discussing with management earnings press releases. The Audit Committee also has responsibilities with respect to compliance matters such as a review of our Code of Conduct, establishment of procedures regarding complaints of accounting, internal accounting controls, or auditing improprieties and investigations of such complaints.

Under our Audit Committee Charter, an Audit Committee member may serve on only three additional public company audit committees in addition to his or her service on our Audit Committee. In 2008, Mr. Klein informed the Audit Committee Chair that he was serving on the audit committee of four public companies, in addition to serving on our Audit Committee. Based on its assessment of his ability to dedicate the necessary time and effort and the valuable contribution that Mr. Klein makes to our Audit Committee, which in part results from the perspective that he gains from serving on multiple audit committees in the biopharmaceutical industry, the Corporate Governance and Nominating Committee recommended, and the Board of Directors approved, the waiver of the provision limiting the number of audit committees of public companies on which an Audit Committee member may serve such that Mr. Klein may continue to serve on our Audit Committee as well as four additional audit committees. On April 25, 2009, Mr. Klein resigned as a member and chair of the audit committee of PDL BioPharma.

Corporate Governance and Nominating Committee

The Board of Directors has a Corporate Governance and Nominating Committee, which currently consists of Mr. Ingram, as Chair, Mr. Costa, Dr. Mehta and Ms. Stevenson.

The Corporate Governance and Nominating Committee held three meetings during the last fiscal year. The Board of Directors amended its Corporate Governance and Nominating Committee charter in April 2009. A copy of the Corporate Governance and Nominating Committee charter, as amended, is included as Appendix B to this Proxy Statement and is currently available to security holders on our website at www.osip.com.

The principal functions of the Corporate Governance and Nominating Committee are to review and select candidates for nomination to the Board of Directors as well as review and oversee our corporate governance practices and affairs. With respect to nominees to the Board of Directors, the Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. To the extent stockholders wish to nominate directors for inclusion in our proxy statement, such nominations may be submitted by any stockholder entitled to vote for the election of directors in writing, received by the Secretary no earlier than 120 days and no later than 90 days prior to the anniversary date of the preceding year’s annual meeting. Such recommendations or notices of nomination must set forth (i) all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. With respect to nominations, notices of nominations must include the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a director if elected. In addition, stockholders submitting nominations must provide certain information pertinent to them. In making recommendations or nominations, stockholders must adhere to all of the required procedures set forth in our Amended and Restated Bylaws, a copy of which has been filed with the SEC and is currently available to security holders on our website at www.osip.com. Stockholders should also consider the minimum qualifications determined by our Board of Directors for board members as noted in the following paragraph.

Our Board of Directors has also established certain minimum qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Corporate Governance and Nominating Committee may consider a variety of other qualities and skills, including (i) expertise in drug research, development and/or commercialization, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of gender, ethnic background, country of citizenship and experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and our charter and bylaws.

The Corporate Governance and Nominating Committee has established a process for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Corporate Governance and Nominating Committee will then initiate the search, working with staff support and seeking input from other directors and senior management, considering nominees previously submitted by stockholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Corporate Governance and Nominating Committee by the Committee Chairman. The Corporate Governance and Nominating Committee will then prioritize the candidates and determine if the Corporate Governance and Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. To the extent feasible, all of the members of the Corporate Governance and Nominating Committee and the Chief Executive Officer will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Corporate Governance and Nominating Committee for final evaluation. The Corporate Governance and Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Corporate Governance and Nominating Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

With respect to the review and oversight of corporate governance practices and affairs, the Corporate Governance and Nominating Committee has, among others, the following responsibilities and duties: (i) develop and periodically review our corporate governance practices and principles; (ii) evaluate the effectiveness of the Board and make recommendations relating to practices, policies and performance of the Board; (iii) periodically review and assess the structure of the Board and committee functions and composition, including recommending committee assignments for directors and Chairs of committees and overseeing annual self-evaluations of the Board and the committees; (iv) review directorships in other public companies by or offered to directors; (v) review and revise policies for director tenure and retirement; (vi) review, analyze and report to the Board all relationships of the directors with our company that could impair their independence as defined by applicable SEC and Nasdaq rules and regulations in order to assist the Board with its responsibility to make an affirmative determination regarding the independence of directors; (vii) review and consider conflicts of interests regarding Board members and executive officers and approve related person transactions; and (viii) establish and monitor, as appropriate, director orientation and recommend and monitor continuing education programs for members of the Board.

Compensation Committee

The Board of Directors has a Compensation Committee, which currently consists of Mr. Costa, as Chair, Dr. Granner, Mr. Ingram, and Dr. Mehta. The Compensation Committee held three meetings during the last fiscal year. The Board of Directors amended its Compensation Committee charter in April 2009. A copy of the Compensation Committee charter, as amended, is included as Appendix C to this Proxy Statement and is currently available to security holders on our website at www.osip.com.

Under the charter, the Compensation Committee is authorized to exercise all power and authority of the Board of Directors with respect to the compensation of employees, including our executive officers, and non-employee directors. The Compensation Committee also administers our stock and other incentive equity plans. The Compensation Committee has the authority to delegate any or all of its powers and authority to one or more subcommittees. The Charter also allows the committee to delegate administrative responsibilities to executive officers.

The Compensation Committee’s approval of executive compensation is based on a report prepared by our Chief Executive Officer and our Senior Vice President of Human Resources, which consists of a detailed analysis, evaluation and recommendation for the compensation of the executive officers (other than the Chief Executive Officer). Compensation decisions are then made by the Compensation Committee after reviewing the report and after discussing the recommendations with our Chief Executive Officer. For a more detailed discussion of this process, please see the discussion in our “Compensation Discussion and Analysis” section below.

In addition, as part of the Compensation Committee’s oversight of executive compensation, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain independent compensation consultants and other professional advisors to assist it in carrying out its responsibilities. The Compensation Committee continued in 2008 to engage Radford, a division of Aon Consulting, Inc., as an independent compensation consultant to advise the Committee on matters related to the compensation of our non-employee directors, executive officers and other employees. Radford reports and is directly accountable to the Compensation Committee and acts upon the Compensation Committee’s directions and instructions. For a more detailed discussion of this relationship, please see the discussion in our “Compensation Discussion and Analysis” section below.

Investment Committee

The Board of Directors has an Investment Committee, which currently consists of Mr. Niemiec, as Chair, Mr. Klein and Dr. Mehta. The Investment Committee held two meetings during the last fiscal year.

In addition to its Investment Policy Statement, which is updated from time to time, in June 2008, the Board of Directors adopted a charter for its Investment Committee. A copy of the Investment Committee charter is currently available on our website at www.osip.com. Under the charter, the Investment Committee is authorized to exercise all power and authority of the Board of Directors with respect to the oversight of management’s investment of the Company’s cash and short term investments pending deployment of such cash and short term investments in the operation of the business of the Company. The Investment Committee has the authority to retain special legal, accounting or other consultants for advice, may request any other director, officer or employee of the Company or the Company’s outside counsel to attend meetings of the committee or to meet with any members of, or consultants to, the committee and may form and delegate any or all of its powers and authority to subcommittees when appropriate.

Scientific Advisory Committees

The Board of Directors has two standing scientific advisory committees in the areas of oncology and diabetes and obesity — the Oncology Committee and the Prosidion Committee. The Oncology Committee currently consists of Dr. Pinedo, as Chair, Dr. Goddard, and Messrs. Klein, Lee and White, and the Prosidion Committee currently consists of Dr. Granner, as Chair, Drs. Goddard, Pinedo and Mehta, and Messrs. Klein and White. These committees assist the Board of Directors in fulfilling its fiduciary responsibilities by providing technical and scientific oversight of our oncology and diabetes and obesity businesses, respectively, through access to detailed briefings from our senior management.

Review, Approval or Ratification of Transactions with Directors and Related Persons

We have written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of our company that may arise in connection with transactions with certain persons or entities. Our Policies and Procedures with Respect to Agreements and Arrangements between Directors and the Company and Related Person Transactions operates in conjunction with our Code of Conduct and is applicable to agreements, transactions and other arrangements between the company and directors of the company and Related Person Transactions.

A Director Agreement is any transaction, agreement or arrangement between the company and a person who is a current director of the company or a nominee to become a director of the company or any firm, corporation or other entity in which the director or director nominee is employed by or is a partner or principal or in a similar position in or in which such person has a 10% or greater beneficial ownership interest, which provides a direct or indirect financial benefit to such director or director nominee. All Director Agreements are considered by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may then recommend the Director Agreement to the full Board of Directors for approval.

A Related Person Transaction is a transaction, arrangement or relationship in which (a) the company is a participant; (b) the amount involved exceeds $120,000 and (c) any Related Person has or will have a direct or indirect interest. A Related Person includes (i) any person who is or was at the beginning of the fiscal year, a director, director nominee or executive officer of our company; (ii) any person who is known to be the beneficial owner of more than 5% of our voting securities; (iii) any immediate family member (as defined in the SEC rules and regulations) of the foregoing; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

All Related Person Transactions are subject to review and approval or ratification by the Corporate Governance and Nominating Committee. Our legal department prepares and maintains schedules of Related Persons and requests and reviews information from directors, director nominees and executive officers regarding relationships that may potentially fall within the definition of Related Person Transactions. In addition, our legal department reviews all agreements into which our company enters against the Related Persons schedules to determine whether further review of the agreement is warranted by the General Counsel who will then determine whether the transaction should be reviewed by the Corporate Governance and Nominating Committee or under certain circumstances, as determined by the General Counsel in consultation with the Chief Executive Officer or the Chief Financial Officer, by the Chair of the Corporate Governance and Nominating Committee.

As part of the review process, the General Counsel and the Corporate Governance and Nominating Committee will take into account, among other factors deemed appropriate, the Related Person’s relationship to our company and interest in and the value of the transaction; the benefits of the transaction to our company; the availability of other sources of comparable products or services; and whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. The Corporate Governance and Nominating Committee, or the Chair, will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of our company and our stockholders.

Our General Counsel, in consultation with our Chief Executive Officer or Chief Financial Officer, is charged with presenting for ratification to the Corporate Governance and Nominating Committee, or the Chair, any Related Person Transaction that has not been previously approved or ratified. Transactions involving ongoing relationships with Related Persons are reviewed and assessed annually by the Corporate Governance and Nominating Committee to determine if they are in the best interests of our company and our stockholders to continue, modify or terminate the Related Person Transactions. In addition, other than non-discretionary contributions, all proposed charitable contributions or pledges of charitable contributions by our company in which a related person has an interest are subject to review and approval or ratification by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.

For the fiscal year ended December 31, 2008, there was one Related Person Transaction. On August 1, 2008, we completed the sale of the remaining assets of our eye disease business to Eyetech Inc., a newly formed corporation whose shareholders consist primarily of members of the Macugen sales team. Michael G. Atieh, our former Executive Vice President, Chief Financial Officer and Treasurer, participated in the design of Eyetech Inc. and joined Eyetech Inc. in a part-time executive chairman role upon his retirement from OSI. During his employment with OSI, Mr. Atieh from time to time provided advice to the management of Eyetech Inc., but did not have any decision-making authority for Eyetech Inc., and did not participate in any matters and decisions of OSI which related to Eyetech Inc. At such time of employment, Mr. Atieh held stock in Eyetech Inc. which became voting and participating with respect to dividends and distributions upon his retirement from OSI.

Director Policies

Policy Regarding Attendance at Annual Meetings.  We encourage, but do not require, our Board members to attend the annual meeting of stockholders. All of our directors attended our 2008 Annual Meeting of Stockholders.

Retirement Age Policy for Members of the Board of Directors.  The Board of Directors approved a retirement age policy for members of the Board effective as of January 1, 2007. Upon reaching the age of 72, a director is required to submit a letter of resignation to the Chairman of the Board. Upon receipt of a letter of resignation, the Chairman of the Board will refer the letter to the Corporate Governance and Nominating Committee of the Board for consideration. If the Corporate Governance and Nominating Committee, in its discretion, believes that there are circumstances which would justify waiver by the Board of the normal retirement age, it will so recommend to the Board, and the Board will promptly consider such recommendation. If the Board, following a recommendation by the Corporate Governance and Nominating Committee, decides to waive the normal retirement age for a director, such director’s letter of resignation will be deemed to have been withdrawn, and such director shall continue to serve until the next annual meeting of stockholders, assuming that such director is so willing to serve. If the Board fails to act within 30 days following receipt by the Chairman of the Board of the letter of resignation, the letter of resignation shall be deemed to have been accepted as of the 30th day following such receipt. In accordance with the policy, Dr. Granner submitted a letter of resignation to the Board in December 2008. The Board did not accept the resignation of Dr. Granner and requested that he serve until the 2009 Annual Meeting of Stockholders. Dr. Granner is not standing for re-election.

Security Holder Communications with the Board of Directors

We have established procedures for security holders to communicate directly with the Board of Directors on a confidential basis. Security holders who wish to communicate with the Board or with a particular director may send a letter to the Secretary at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Security Holder-Board Communication” or “Security Holder-Director Communication.” All such letters must identify the author as a security holder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed.

If a security holder wishes the communication to be confidential, such security holder must clearly indicate on the envelope that the communication is “confidential.” The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

OUR EXECUTIVE OFFICERS

The names and ages of our current executive officers and their positions are as follows:

Name	Age	Position(s)

Colin Goddard, Ph.D.	49	Chief Executive Officer since October 1998; Board member since October 1998; Chairman of the Board from August 2000 to January 2003; President from September 1997 to September 2000; Executive Vice President and Chief Operating Officer from September 1996 to September 1997; Vice President, Research Operations from April 1995 to September 1996; Vice President, Research Operations, Pharmaceutical Division from December 1993 to April 1995; Director, Pharmaceutical Operations from April 1993 to December 1993; Director, Drug Discovery from April 1992 to April 1993; Program Manager, Drug Discovery from April 1991 to April 1992; Staff Scientist from January 1989 to March 1991.
Linda E. Amper, Ph.D.	52	Senior Vice President, Human Resources since October 2007; Vice President, Business Administration and Human Resources from March 2002 to October 2007; Vice President, Human Resources and Administration from April 2001 to March 2002.
Pierre Legault	48	Executive Vice President, Chief Financial Officer and Treasurer since December 2008.
Gabriel Leung	47	President, (OSI) Oncology since April 2005; Executive Vice President since May 2003.
Anker Lundemose, M.D., Ph.D., D.Sc.	47	Executive Vice President and President of (OSI) Prosidion since April 2005; CEO of Prosidion since February 2003.
Robert L. Simon	64	Executive Vice President, Pharmaceutical Development and Manufacturing since June 2007; Executive Vice President, Chemistry, Development and Manufacturing from December 2006 to June 2007; Executive Vice President, Core Development and Manufacturing from April 2005 to December 2006; Vice President, Global Regulatory Affairs and CMC from January 2002 to April 2005.
Barbara A. Wood, Esq.	47	Senior Vice President since October 2007; Vice President from April 2001 to October 2007; General Counsel since April 2001; Secretary since January 2004.

Set forth below is a biographical description of each executive officer based on information supplied by such executive officer:

Colin Goddard, Ph.D., see “Election of Directors.”

Linda E. Amper, Ph.D., was named our Senior Vice President, Human Resources in October 2007. Dr. Amper joined us in April 2001 as our Vice President, Business Administration and Human Resources. Prior to joining OSI, Dr. Amper served at the New York Blood Center for 23 years, where she was most recently Executive Director and

Vice President of Long Island Blood Services, a division of the New York Blood Center from 1998 to 2001, and Vice President Human Resources for the New York Blood Center from 1995 to 1998. Dr. Amper began her career at the New York Blood Center in March 1978, holding various other positions in the organization. Dr. Amper received a B.S. Degree in Medical Biology from CW Post College; a Master of Public Administration with a specialization in Health Care, also from CW Post College; and a Ph.D. in Philosophy/Health Administration from Columbia Southern. Dr. Amper is an active member on a number of Long Island area boards, including The Long Island Works Coalition, where she is also a Vice President, The Long Island Association, where she is the Secretary, The Farmingdale BioScience Park, The Long Island Philharmonic and Friends of Karen. Dr. Amper also serves as an Adjunct Professor in the Business Department of Farmingdale State College.

Pierre Legault, joined us as Executive Vice President, Chief Financial Officer and Treasurer in December 2008. Prior to joining us, Mr. Legault was Senior Executive Vice President and Chief Administrative Officer of Rite Aid Corporation. From January 2006 to June 2007, Mr. Legault served as Executive Vice President of The Jean Coutu Group (PJC) Inc., with overall management responsibilities for the Brooks Eckerd operations in the United States. Prior to his employment with The Jean Coutu Group, Mr. Legault held several senior positions with Sanofi-Aventis and predecessor companies over a period of 16 years, last serving as Worldwide President of Sanofi-Aventis Dermatology/Dermik. Such prior positions also included: Senior Vice President and Chief Financial Officer of Aventis Pharmaceutical North America from 2000 to 2003; Global Senior Vice-President Finance and Treasury of Hoechst Marion Roussel, Inc. from 1998 to 2000; Vice-President and Chief Financial Officer, North America Finance, Information Services and Administration of Marion Merrell Dow, Inc. from 1997 to 1998; and Vice-President and Chief Financial Officer (Finance, Information Systems and Administration) of Marion Merrell Dow Pharmaceutical Canada from 1990 to 1996. Mr. Legault belongs to several professional associations, including the Finance Executive Institute and the Canadian Institute of Chartered Accountants.

Gabriel Leung was named President of (OSI) Oncology in April 2005. Mr. Leung joined us in May 2003 as our Executive Vice President and President, Oncology Business. Prior to joining us, Mr. Leung was Group Vice President of Global Prescription Business at Pharmacia Corporation where he was employed from February 1999 to May 2003 and was a member of the CEO’s Operating Committee from May 2001 to April 2003. He headed Pharmacia’s Global Oncology Franchise where his responsibilities included medical affairs, marketing and sales worldwide in over 80 countries. Mr. Leung also co-chaired the Oncology Development Committee, which oversaw all oncology research and development projects and portfolio strategies. Prior to his employment with Pharmacia, Mr. Leung was at Bristol-Myers Squibb Company where he led the growth of Taxol® and Paraplatin® into the then first and second best-selling chemotherapeutic agents in the United States. Mr. Leung is a pharmacist and trained at the University of Texas at Austin where he earned his B.S. degree with High Honors. He attended graduate school at the University of Wisconsin-Madison where he earned his M.S. degree in Pharmacy, with concentration in pharmaceutical marketing. Mr. Leung is an active member of C-Change, a national initiative chaired by former U.S. President George H. Bush and Mrs. Barbara Bush with the goal of reducing cancer mortality and incidence in the United States. Mr. Leung is also a member of the CEO Roundtable on Cancer, under which he serves as Vice-Chair of its Life Sciences Consortium. In January 2007, Mr. Leung was appointed by the directors of the National Cancer Institute as a member of the NCI Clinical Trial Advisory Committee. Mr. Leung is currently a member of the board of directors of NanoMed, Inc., a privately-held company.

Anker Lundemose, M.D., Ph.D., D.Sc. (Medicine), was named our Executive Vice President and President of (OSI) Prosidion, our diabetes and obesity business, in April 2005. Since February 2003, he has been the CEO of Prosidion, our wholly-owned U.K.-based subsidiary through which our diabetes and obesity business operates. Dr. Lundemose is co-founder of several companies including Symphogen A/S. He has broad and extensive experience within medical sciences and business obtained from his positions held in both academia and the biotechnology and pharmaceutical industries. Previous positions include CEO of Pantheco A/S from December 1998 to January 2003; Associate Director, Business Development, Novo Nordisk from October 1997 to November 1998; Manager, Business Development, Novo Nordisk from January 1996 to September 1997; and Head of Diabetes Biology, Novo Nordisk from June 1994 to December 1995. He received an M.D. in 1988 from the University of Aarhus, Denmark and from 1988 to 1992, under sponsorship from The Wellcome Trust, studied a Post Doctorate at the University of Birmingham, England. He obtained a Ph.D. degree (Molecular Microbiology) in 1990 and a Doctor of Science degree in 1994, both from the University of Aarhus, Denmark. Dr. Lundemose holds a

Diploma in “Management of Drug and Device Development” from the Scandinavian International Management Institute. Dr. Lundemose is a member of the American Diabetes Association and the Oxfordshire Bioscience Network Advisory Board. He is also a member of the board of directors of Prosidion Limited and OSI Pharmaceuticals (UK) Limited.

Robert L. Simon was named Executive Vice President, Pharmaceutical Development and Manufacturing in June 2007. Prior to that, Mr. Simon served as Executive Vice President, Chemistry, Manufacturing and Development. He was named Executive Vice President, Core Development and Manufacturing in April 2005. He joined us in January 2002 as our Vice President of Global Regulatory Affairs and CMC. Mr. Simon served with Gilead Sciences, Inc. as Vice President Global Regulatory Affairs from July 2000 to December 2001. Prior to that, Mr. Simon served as Vice President Worldwide Regulatory Affairs at Bristol-Myers Squibb Company from November 1997 to July 2000. At Bristol-Myers Squibb, he was responsible for all Chemistry, Manufacturing and Controls (CMC) regulatory activities worldwide for both marketed products and new drug registration. From January 1987 to October 1997, Mr. Simon held various other regulatory affairs positions at Bristol-Myers Squibb. Mr. Simon holds a B.S. degree in Chemistry from California State University and has had Executive Management training from the Levinson Institute. He also helped co-found the Regulatory Sciences Section of the American Association of Pharmaceuticals Scientists.

Barbara A. Wood, Esq., was named Senior Vice President, General Counsel and Secretary in October 2007. From April 2001 to September 2007, Ms. Wood was our Vice President and General Counsel and has served as our Secretary since January 2004. Prior to joining us, Ms. Wood was a partner at Squadron, Ellenoff, Plesent and Sheinfeld, LLP, a New York law firm which is now part of Hogan & Hartson LLP, where she commenced her legal career in September 1987. While at Squadron, Ms. Wood specialized in mergers and acquisitions, licensing and securities law matters. She holds a B.A. degree in classics and economics from Connecticut College and a law degree from Columbia Law School where she was a Harlan Fiske Stone Scholar. She is a member of the board of directors of the New York Biotechnology Association.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis focuses on our executive compensation policies and decisions related to our named executive officers, or NEOs, for 2008. The NEOs are our Chief Executive Officer, or CEO, our new Chief Financial Officer, or CFO, who began his position with us effective December 29, 2008, our former CFO who retired as CFO and Treasurer effective December 29, 2008 and as Executive Vice President effective January 5, 2009, and the other three most highly compensated executive officers for 2008, each identified later in this Proxy Statement under the heading “Summary Compensation Table.”

Executive Compensation Policies

Our long-term success depends on our ability to discover, develop and commercialize high quality, novel and differentiated personalized medicines designed to extend life and improve the quality of life for patients with cancer or diabetes and obesity. In order to achieve these goals and build value for our shareholders, we must continue to attract, motivate and retain highly skilled and talented employees at all levels of our company. We therefore are committed to providing a competitive total compensation package to all employees, including our executive officers, which rewards their performance and contributions towards achieving corporate and individual goals, and provides an appropriate mixture of current pay and long-term incentive compensation.

Our compensation policies for executive officers, including our NEOs, are based on the same principles that guide our compensation programs for all employees:

•	We promote a “pay for performance” culture by providing a compensation structure which effectively distinguishes between different levels of performance. Annual performance-based and long-term incentive compensation together comprise the majority of compensation paid to our executive officers, including our NEOs.

•	Compensation is based on the achievement of clearly defined corporate and individual goals developed in support of the key objectives and goals outlined in our annual business plan. The corporate component of compensation is more heavily weighted for executive officers, including our NEOs, as they have a greater ability to influence our company’s results.

•	We strive to make our compensation decisions transparent by communicating openly with our employees regarding our compensation process, pay structure and performance objectives.

•	We seek to offer levels of compensation that are competitive with the compensation paid by our peer group of companies for comparable responsibilities and positions.

•	Our compensation policies provide our executive officers, including our NEOs, with incentives to remain with the company to meet our long-term goals and increase shareholder value.

Oversight of Our Executive Compensation Program

As previously discussed in this Proxy Statement, our Board of Directors has established a Compensation Committee comprised of independent directors, as determined under the rules and regulations of NASDAQ, to approve all matters relating to the compensation of our executive officers, including our NEOs, and non-employee directors as well as certain matters for all employees.

Our CEO, with the assistance of our Senior Vice President of Human Resources, makes recommendations to the Compensation Committee with respect to the compensation of all executive officers, including the NEOs but excluding himself, following our annual performance review process and analysis of the competitive market data. The CEO does not make recommendations to the Compensation Committee with respect to his own compensation. Our CEO is not present when the Compensation Committee independently discusses and determines his compensation.

Independent Compensation Consultant

For 2008, the Compensation Committee continued to engage Radford, a division of Aon Consulting, Inc., as an independent compensation consultant to advise the Compensation Committee on matters related to the compensation of our non-employee directors, executive officers, including our NEOs, and other employees. Radford reports and is directly accountable to the Compensation Committee and acts upon the Compensation Committee’s directions and instructions.

As directed by the Compensation Committee, Radford provides the Committee with information regarding director compensation and, with the knowledge and consent of the Compensation Committee, provides information and advice to our management with regard to the compensation programs and policies for all our employees. Radford does not provide other consulting services to our company.

In December 2008, Radford prepared and presented to the Compensation Committee an extensive review and analysis of our executive compensation program, including a market analysis of each of the three main components of compensation — base salary, annual bonus and annual equity awards. While Radford makes recommendations to the Compensation Committee and management, it has no authority to make compensation decisions on behalf of our company.

The Compensation Committee has asked Radford to work with management during 2009 to review our executive compensation practices with respect to industry best practices and to make recommendations for changes in our practices as appropriate. We believe that the design of our executive compensation programs, with its emphasis on reward for achievement of the key goals that make up our annual and long-term business plan, does not create incentives for our executives to take excessive or unnecessary risks that could threaten the value of the company. However, given the current economic environment, this review will include a risk assessment of our executive compensation practices.

Review of Total Compensation for Peer Group

At the end of each year, we review our executive compensation program against trends in the market and the compensation practices of our peer group. Companies selected for our peer group consist of publicly traded biotechnology companies with similar market capitalization, revenues, number of employees and/or business models.

With the assistance of Radford, we periodically review and update our list of peer companies for conformity with these measures. We undertook such a review in August 2008, and as a result, the Compensation Committee revised our peer group list to eliminate four companies that no longer conformed to our peer group profile due to acquisitions or changes in their strategies. The companies eliminated from our prior peer group list were MGI Pharma, Inc., Millennium Pharmaceuticals, Inc., PDL BioPharma, Inc. and Pharmion Corporation. At the same time, three new companies with more comparable profiles, Affymetrix, Inc., Alexion Pharmaceuticals, Inc. and BioMarin Pharmaceuticals, Inc., were added to our peer group list.

The peer group used for Radford’s analysis consisted of the following companies:

•	Affymetrix, Inc.

•	Alexion Pharmaceuticals, Inc.

•	Alkermes, Inc.

•	Amylin Pharmaceuticals, Inc.

•	BioMarin Pharmaceutical Inc.

•	Celgene Corporation

•	Cubist Pharmaceuticals, Inc.

•	CV Therapeutics, Inc.

•	Human Genome Sciences, Inc.

•	ImClone Systems Incorporated

•	The Medicines Company

•	Onyx Pharmaceuticals, Inc.

•	Regeneron Pharmaceuticals, Inc.

•	Theravance, Inc.

•	Vertex Pharmaceuticals Incorporated

At the end of 2008, we reviewed the compensation of our executive officers against the Radford Global Life Sciences survey, a comprehensive survey consisting of data for larger biotechnology companies (500 to 2,000 employees), which is commonly used in our industry, as well as executive compensation data for our revised peer group. The Compensation Committee and management reviewed the market data for each of the main components of our compensation program (base salary, annual bonus and annual equity grants) individually, and for total annual cash compensation (base salary and annual bonus), in the aggregate. This survey data, along with data from our peer group and the individual’s personal performance against his or her goals, were considered by the Compensation Committee in making annual base salary adjustments for 2009 and in reviewing bonus awards and in determining equity awards to reward performance for 2008.

Elements of Executive Compensation Program for 2008

Our compensation program for executive officers, including our NEOs, consists of the following elements:

•	annual base salary;

•	annual performance bonus payable in cash;

•	long-term incentives provided in the form of annual equity awards; and

•	benefits and perquisites.

The following discussion describes how each of these elements of compensation fits into our overall compensation objectives and describes how and why compensation decisions for 2008 were made with respect to each element based on our year-end analysis of competitive market data and our annual review of corporate and individual performance.

Base Salary

The principal objective of base salary is to provide our executive officers, including our NEOs, with a current and guaranteed level of income that is competitive with our industry and our identified peer group of companies. While the principal objective is to attract and retain highly talented executives, base salary is also used to incentivize individual performance such that an executive’s individual performance is typically a factor used in making annual base salary adjustments, along with market considerations.

The market data reviewed by us at the end of 2008 indicated that the base salaries of each of our NEOs (other than the CEO) for 2008 were within the 60th to 75th percentile. Annual salary increases for all our employees for 2009 were made to reflect a competitive rate increase in the biotechnology/pharmaceutical sector of approximately 4%, adjusted upward or downward based on individual merit and achievement relative to individual performance goals. For the NEOs other than the CEO, annual increases were granted in the range of 3.81% to 5.52%, maintaining their salaries at very competitive levels.

The annual base salary of our CEO for 2008 was below the 50th percentile of the market data. In light of the uncertainty in the economy at large and the Compensation Committee’s firm belief in aligning the CEO’s compensation with the shared long-term interest of our shareholders, a philosophy fully embraced and advocated by the CEO, the Compensation Committee decided to maintain the CEO’s base salary for 2009 at its current level in favor of grants of additional equity awards as discussed below.

Annual Performance Bonus

The purpose of our discretionary, annual cash bonus program is to provide an incentive for our executive officers, including our NEOs, to achieve the annual corporate and individual performance objectives developed from our annual business plan and enhanced during the course of the year’s operations. Our annual cash bonus program represents the principal element of annual performance compensation for our executive officers, including our NEOs. The annual bonus program also helps us to compete for highly talented executives in that it is structured to provide competitive bonus opportunities to our executives.

Because of their high level of responsibility within the company, the determination of annual bonuses for our executive officers, including our NEOs, is heavily weighted on our corporate performance. The table below sets forth the bonus targets (as a percentage of base salary) for each of our NEOs for 2008, as well as the proportion of their bonus target that is based on the achievement of corporate and individual performance, other than for our CFO, Pierre Legault, who commenced employment on December 29, 2008 and hence was ineligible for a bonus for 2008.

			Proportion of	Proportion of
			Target Based on	Target Based on
	Bonus Target		Corporate	Individual
Named Executive Officer	(% of Base Salary)		Performance	Performance

Colin Goddard, Ph.D.	100%		100%	—
Michael G. Atieh	50	%(1)	80%	20%
Gabriel Leung	50%		80%	20%
Anker Lundemose, M.D., Ph.D., D.Sc.	50%		80%	20%
Robert L. Simon	50%		80%	20%

(1)	Mr. Atieh’s employment agreement provided that he was eligible for an annual incentive target bonus between $200,000 and $300,000 for each fiscal year. Mr. Atieh retired as CFO and Treasurer effective December 29, 2008 and Executive Vice President effective January 5, 2009.

Previously, we paid bonuses to all employees in December. Beginning with the 2008 calendar year, the Compensation Committee approved that annual bonuses be awarded in February following the fiscal year end. The purpose of this change was to more closely tie the corporate component of the bonus award with an analysis of performance against the achievement of certain year end financial goals. The Compensation Committee considered and approved the individual performance component of the annual bonus in December 2008, which is aligned with the timing of the annual individual performance review process, and the corporate performance component of the annual bonus in February 2009. Both the individual and corporate components of the bonus were paid out at the end of February 2009.

Corporate Performance Goals.  We measure our annual corporate performance against our achievement of the key objectives and goals set forth in our annual business plan, rather than only by the achievement of specified financial measures, such as earnings per share or revenue growth targets, although such measures are increasing in importance as a result of the growth and maturity of our company and our emergence as a sustainably profitable business. In evaluating the performance of our company, the Compensation Committee takes into account our strategic focus, which is to turn the promise of innovative, personalized medicines into practice. This strategy is anchored around the continued growth of, and reinvestment in, Tarceva and seeks to appropriately balance our financial performance with disciplined, focused and selective investments in our research and development pipeline and technology platforms which are designed to realize long-term growth for our company. In line with this strategic focus, the key material objectives and goals of our annual business plan for 2008 included the following:

•	Together with our partners for Tarceva, Genentech and Roche, achieve global sales and U.S. sales targets for Tarceva;

•	Deliver $2.00 or better 2008 earnings per share from continuing operations;

•	Drive Tarceva growth commercially and through the development of additional label expansion opportunities;

•	Execute a convertible debt financing raising approximately $150 million of net proceeds and manage a year-end balance sheet cash /short-term investment position of $500 million;

•	Prepare for regulatory submission of the data from the SATURN study, a double-blind randomized Phase III study to evaluate the efficacy of Tarceva as a maintenance therapy, and provide support for submission of the data from the BETA study, a randomized Phase III study evaluating Avastin® (bevacizumab) in combination with Tarceva in patients with advanced non-small cell lung cancer;

•	Seek revenues from supplementary partnering and outlicensing activities and survey potential acquisition opportunities;

•	Complete the divestiture of our eye disease business;

•	Advance a comprehensive and integrated research and development program focused on OSI-906 (an insulin-like growth factor 1 receptor, or IGF-1R, inhibitor) development;

•	Design and initiate a comprehensive and integrated program focused on OSI-027 (a next generation inhibitor of mammalian target of rapamycin kinase, or mTOR, signaling) development;

•	Deliver an investigational new drug track candidate with an epithelial-to-mesenchymal transition, or EMT, focus;

•	Advance PSN821 (a small molecule drug with potential anti-diabetic and appetite suppressing effects) and PSN602 (a novel dual serotonin and noradrenaline reuptake inhibitor) to first-in-man Phase 1 clinical study and generate initial data; and

•	Advance key diabetes and obesity research projects.

Our corporate goals for 2008 included other key objectives regarding confidential research and development, commercialization, licensing, partnering and other strategies. These key objectives were considered in determining compensation in 2008 but are not disclosed in this Proxy Statement as disclosure would likely cause substantial competitive harm in that it would identify our R&D and business priorities to our competitors and, in certain circumstances, affect our bargaining leverage.

We score corporate performance for the purpose of compensation determinations based on a target level of performance (a score of 100%) that is presumed to reflect a solid year in which most of the annual objectives — and particularly high priority objectives — are met. With regard to the likelihood of achieving target performance, for compensation purposes, target performance is set at a level reasonably expected to be achieved with a good level of performance. The Compensation Committee exercises discretion in weighting the relative importance of the key annual goals and considers the specific recommendation of the CEO.

For 2008, the CEO recommended a corporate performance score of 105% to 110% for the purpose of calculating the corporate component of the annual performance bonus for the NEOs. The low end of this range reflects an assessment of overall achievement of the corporate goals outlined in the 2008 annual business plan at a level modestly above target performance. The high end of the range reflects the CEO’s recommendation that the Compensation Committee also recognize the achievement of additional goals arising during the year, including the comprehensive refinement of the company’s long-term strategic plan, in scoring corporate performance. For reference, we note that the Compensation Committee scored our corporate performance at 120% for 2007 (the year we became profitable), 100% for 2006, 80% in 2005 and 150% in 2004 (the year Tarceva was approved). To the extent that disclosure is not likely to cause substantial competitive harm, factors considered by the Compensation Committee in scoring our corporate performance in 2008 were as follows:

•	We exceeded our $2.00 earnings per share goal from continuing operations for 2008.

•	Global sales of Tarceva for 2008 were $1.122 billion, 99% of our target global sales goal, although the sales of Tarceva in the United States fell short of our target.

•	A convertible debt financing was completed with approximately $200 million in proceeds.

•	Our cash, cash equivalents and investment securities on our balance sheet at year-end were in excess of $500 million.

•	We filed a supplemental new drug application for a first-line maintenance indication for Tarceva based on the results of our SATURN study.

•	We completed the acquisition of certain technology assets from 7TM Pharma A/S.

•	We completed the divestiture of the remaining assets of our eye disease business.

•	Solid progress was made on all our key pipeline programs and development plans including initiation and continuation of Phase I programs for OSI-906, OSI-027 and our clinical diabetes and obesity assets, PSN821 and PSN602.

•	We achieved our key EMT target selection goals.

Other goals and objectives that were achieved throughout the year which were not outlined in our initial business plan included: (i) re-focusing our company around a cohesive long-term strategy in personalized medicine; (ii) the continued development and implementation of an intellectual property protection strategy for Tarceva; (iii) focusing our diabetes and obesity research efforts around neuroendocrine control of body weight and hyperglycemia; and (iv) the successful hire of our new CFO.

Upon review and consideration of these and other factors, including our company’s strong performance during the financial crisis, the Compensation Committee approved a corporate performance score of 110%.

Individual Performance Goals.  The individual performance goals of each NEO for 2008 consisted primarily of the key objectives and goals from our annual business plan that relate to the functional area or business unit for which the NEO is responsible. In the case of our CEO, his individual performance goals for 2008 were coextensive with the key objectives and goals of the company as a whole, and also included the goals of working with the Board and management team on refining the company’s long-term strategy. As is the case for corporate performance, target individual performance is set at a level that is reasonably likely to be achieved with a good level of performance.

While achievement against the applicable key objectives and goals of our business plan is given substantial weight in scoring the individual performance of our named executive officers, consideration is also given to an evaluation of the NEO’s individual performance based on the following subjective criteria: (i) leadership, (ii) management, (iii) judgment and decision making skills, (iv) results orientation and (v) communication.

The individual performance of each NEO is assigned a performance rating in accordance with a performance scale under which target performance is scored at 100%. The performance rating for each NEO other than the CEO is recommended to the Compensation Committee for its consideration by the CEO. The Compensation Committee is responsible for the evaluation of the CEO’s individual performance.

Calculation of Annual Performance Bonus Amounts.  For 2008, the corporate performance component for determining the annual bonus of our NEOs other than our CEO was given a weight of 80% and the individual performance component was given a weight of 20%. An individual performance factor was assigned to each NEO (other than the CEO) based on his individual performance for the year. Given that the 2008 corporate performance was scored at 110%, as an example, an NEO (other than the CEO) who was assigned an individual performance rating of 120% to reflect above target level performance would be awarded an annual bonus of 112% of his target bonus amount (80% x 110% = 88%) + (20% x 120% = 24%). The annual performance bonus for our CEO was structured for 2008 so that 100% of his bonus would be based on our annual corporate performance score.

The amount of the annual performance payment made to each of our NEOs for 2008 is set forth in the “Summary Compensation Table” presented later in this Proxy Statement. In the case of the NEOs (including the CEO), the actual total annual cash compensation (salary plus actual bonus) provided ranged from the 60th to above the 75th percentile of the target total annual cash market data that we reviewed at the end of 2008.

Equity Awards

We make annual equity award grants to our executive officers, including our NEOs, under our Amended and Restated Stock Incentive Plan, or the Plan. Annual equity awards serve the principal objective of aligning the long-term financial interests of our executive officers with those of our shareholders. To encourage retention and focus our executives on building long-term value for our shareholders, we structure our annual equity awards so that the executive’s interest in the award will become vested over a service period of multiple years. We also use annual equity grants to reward individual performance for the year as the size of an executive’s award will depend in part on his or her annual performance review and achievement of individual goals for the year. Our practice is to grant equity awards at the end of the year following our annual performance review; there is no relationship between the timing of our equity grants and the release of non-public material information.

Radford’s review of our executive compensation practices highlighted that the equity awards we have provided over the last several years have resulted in a relatively lower ownership level of our company stock by our NEOs versus our peer group. The Radford analysis indicates that our NEOs are at a level of potential stock ownership which approximates the 25th percentile of the market data for executive officers in our peer group. We have historically used the Black Scholes methodology to value our equity awards; however, given the results of the Radford analysis, we have determined that potential stock ownership is a better measure for our assessment of equity compensation. Since equity ownership is the principal long-term incentive part of our compensation structure and that which best aligns with the long-term interests of shareholders, we have made significant increases to the grants.

We also increased the grants to address the significant lag behind our peers in terms of executive potential stock ownership, which we believe undermines the retentive value of equity awards, the Compensation Committee, after reviewing the market data for equity awards, determined to increase the target value of our annual equity grants made at the end of 2008 to our NEOs and members of our executive management team. This increase in value, and the potential for increased stock ownership, was provided in the form of additional option grants to ensure that additional value would inure to our executives only if the value of our shares to our shareholders increased. In addition, to further enhance their retentive value, all option awards provided to our NEOs were structured with an extended vesting period so that option awards will vest one-third on each of the third, fourth and fifth anniversaries of the grant date. The four year ratable vesting schedule was retained for 2008 awards of restricted stock units.

Equity awards for 2008 were made as a mix of stock options and restricted stock units, with 66.67% of the awards consisting of stock options and 33.33% of the awards consisting of restricted stock units. As in prior years, the value of our equity awards and those of our peers were estimated by Radford (for example, under the Black-Scholes valuation method in the case of options). Radford provided recommendations for target level awards, which in the case of options, were increased in accordance with our decision to provide additional value, and a range of plus or minus 20% of the targeted award level as a guide to reward each NEO’s individual performance.

The actual option and restricted stock awards granted to our NEOs in 2008 are set forth in the “Grants of Plan-Based Awards” table presented later in this Proxy Statement. Equity grants made to our NEOs were within the recommended +/-20% range of target, except that as noted above, awards above the 20% guideline were made to our CEO in lieu of increased cash compensation. Also, awards above the 20% guideline were made to Mr. Simon to recognize his exceptional individual performance during 2008.

As noted above, Mr. Atieh retired from his position as our CFO and Treasurer effective December 29, 2008 and as our Executive Vice President effective January 5, 2009. In connection with his retirement, the Compensation Committee approved the following: (i) all of Mr. Atieh’s unvested options as of January 5, 2009 continued to vest through April 5, 2009 and those vesting during this period remain exercisable through the remaining contractual life of the grant; and (ii) the exercise period for all of Mr. Atieh’s vested options, as of January 5, 2009, not otherwise extended under the retirement provision of our Plan, was extended for an additional three months (i.e. expiring on July 5, 2009).

Benefits and Perquisites

We maintain medical, dental, vision, accidental death, disability, life insurance, a 401(k) plan and other customary benefits for all of our employees, as well as customary vacation, leave of absence and similar policies. Our executive officers, including our NEOs, are entitled to participate in these programs on the same basis as our other employees. In 2007, we adopted a nonqualified deferred compensation plan for our executive officers and other senior level employees which allows participants to elect to defer the payment of a portion of their salary and/or bonus on a tax-deferred basis. None of our NEOs elected to participate in the arrangement for 2008.

We provide very few perquisites to our executive officers. The specific perquisites provided to our NEOs in 2008 are set forth below in our Summary Compensation Table.

Employment Agreement of Pierre Legault

Effective December 16, 2008, we entered into an employment agreement with Mr. Legault in connection with Mr. Legault becoming our CFO. We appointed Mr. Legault as our CFO after conducting an extensive search of potential candidates. We believe that Mr. Legault is a compelling choice for our company, given his extensive experience leading finance and business teams throughout the healthcare industry ranging from large pharmaceutical companies to a major retail pharmacy chain. One of the obstacles we faced in successfully retaining Mr. Legault was that his total compensation package with his prior employer was significantly in excess of the compensation package provided to CFOs in our peer group, including Mr. Atieh, our then-current CFO.

Mr. Legault’s employment agreement was heavily negotiated over the last calendar quarter of 2008, during which time Mr. Legault made a number of significant concessions, including his agreement to accept a base salary and target bonus that was appreciably below that provided by his prior employer. Given Mr. Legault’s credentials however, we determined that it was appropriate to provide Mr. Legault with a level of cash and equity compensation that would place him in approximately the 75th percentile of our peer companies, and provide him with severance and change of control protections that were consistent with his prior employment arrangements.

The compensation package for Mr. Legault consists of the following: (i) a base salary of $450,000, (ii) an annual discretionary incentive target bonus of 55% of his base salary based on a combination of personal and corporate performance measures, (iii) options to purchase 125,000 shares of our common stock (vesting one-third on each of the third, fourth and fifth anniversaries of the date of grant) as well as 12,500 restricted stock units that vest at twenty-five percent per year over a period of four years from their grant date, (iii) customary fringe benefits generally available to our executive officers, and (iv) a relocation package.

Severance Benefits

Each of our NEOs has entered into an agreement with us which provide severance payments and other benefits in the event of change of control of our company. We believe that the occurrence or potential occurrence of a change of control transaction could create uncertainty regarding the continued employment of our NEOs. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our NEOs to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our NEOs with severance benefits if the executive’s employment terminates in connection with a change of control. The payment of change of control protection benefits (other than vesting of equity awards) is only triggered by a termination of employment.

The change of control protection benefits provided historically to Dr. Goddard under his employment agreement include reimbursement for the full amount of any excise taxes imposed on his severance payments and any other payments and benefits under Section 4999 of the Internal Revenue Code. Mr. Legault’s change of control protection benefits also include reimbursement under certain circumstances for the full amount of any excise taxes imposed under Section 4999 of the Internal Revenue Code. However, this excise tax gross-up will not be made if the total amount of his change of control protection benefits exceeds the threshold by which such excise tax is triggered by less than 10%. Under these circumstances, Mr. Legault’s change of control benefits will be reduced to the extent necessary to avoid excise tax triggers. In providing this protection to Mr. Legault, we carefully considered the significant concessions made by Mr. Legault in his employment agreement negotiations, the fact that his prior employment agreement contained a comparable tax gross-up provision and the fact that two-thirds of our peer companies provide tax-gross up protections following a change of control to one or more of their NEOs.

The specific terms of the severance and change of control agreements for all our NEOs were developed through individual negotiations with each of these executives which were influenced by competitive market practices. The Compensation Committee believes that the terms of these agreements are consistent with market practices. The specific severance benefits payable to our named executive officers are set forth below under “Potential Payments Upon Termination or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Effective April 2009, our Compensation Committee adopted a policy that restricts our company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of our company, except in the case of a double trigger termination event. In addition, the policy also restricts our company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to our company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision.

Other Matters

Share Retention Guidelines; Prohibition on Hedging or Pledging Stock Ownership

Our Compensation Committee adopted share ownership guidelines for our executive officers, which encourage our NEOs to hold 10,000 shares of our common stock. In addition, our CEO agreed to hold at least 30,000 shares of our common stock. As of April 1, 2009, Messrs. Leung and Simon held in excess of 15,000 shares and 14,000 shares of our common stock, respectively; Dr. Lundemose held approximately 7,750 shares of our common stock; and Dr. Goddard held in excess of 74,000 shares of our common stock. Mr. Legault does not hold any shares of our common stock.

Our executive officers are not permitted to hedge their economic exposure to our common stock or to pledge their ownership interests in our common stock to secure a loan.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to certain of our named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by stockholders and meet other requirements. To the extent feasible and consistent with our overall compensation goals and objectives, we hope to qualify our incentive compensation programs for full corporate deductibility.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Santo J. Costa, Chair of the Compensation Committee
Robert A. Ingram
Daryl K. Granner, M.D.
Viren Mehta

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned or received, or recognized as compensation expense under Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), during 2008, 2007 and 2006 by each of our NEOs (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Summary Compensation Table
for the Years Ended December 31, 2008, 2007 and 2006

					Stock	Option		All Other
Name and		Salary	Bonus		Awards	Awards		Compensation		Total
Principal Position	Year	($)	($)(a)		($)(b)	($)(c)		($)		($)

Colin Goddard, Ph.D.	2008	652,214	705,000		503,174	922,842		11,576	(d)	2,794,806
Chief Executive Officer and Director	2007	623,077	900,000		259,110	846,841		17,950	(e)	2,646,978
	2006	611,538	—	(f)	73,976	1,085,512		134,451	(g)	1,905,477

Michael G. Atieh(h)	2008	435,000	233,000		224,372	956,415	(i)	22,574	(j)	1,871,361
Former Executive Vice President,	2007	432,885	260,151		214,902	821,017		122,812	(k)	1,851,767
Chief Financial Officer and Treasurer	2006	411,309	205,000		140,859	1,002,616		306,460	(l)	2,066,244

Anker Lundemose, M.D., Ph.D., D.Sc.(m)	2008	415,903	240,942		204,009	497,277		52,393	(n)	1,410,524
Executive Vice President and President,	2007	411,456	242,859		118,132	680,413		88,352	(o)	1,541,212
(OSI) Prosidion	2006	360,750	185,000		30,996	641,669		82,892	(p)	1,301,307

Gabriel Leung	2008	438,300	235,000		188,250	440,491		11,687	(q)	1,313,728
Executive Vice President and President,	2007	427,692	235,000		118,294	476,246		21,596	(r)	1,278,828
(OSI) Oncology	2006	400,000	204,000		30,996	825,068		68,766	(s)	1,528,830

Robert L. Simon	2008	393,300	223,000		163,864	339,325		85,760	(t)	1,205,249
Executive Vice President,	2007	375,823	221,500		78,207	303,161		111,871	(u)	1,090,562
Pharmaceutical Development and Manufacturing	2006	347,750	142,434		22,148	401,633		113,175	(v)	1,027,140

Pierre Legault(w)	2008	5,192	—		—	—		144,574	(x)	149,766
Executive Vice President, Chief Financial Officer and Treasurer

(a)	For the 2007 and 2006 calendar years, we paid annual bonuses to all employees in December. Starting with the 2008 calendar year, we changed the timing of our annual bonus payments to February of the following year. See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined.

(b)	Stock awards consist of grants of restricted stock and restricted stock units. The amounts reflected in this column represent compensation expense recorded in the income statement for the related fiscal year 2008, 2007 and 2006 pursuant to SFAS 123(R) without regard to an estimate of forfeitures.

(c)	The amounts reflected in this column represent compensation expense recorded in the income statement for the related fiscal year pursuant to SFAS 123(R) without regard to an estimate of forfeitures. Executive compensation disclosure rules provide that compensation to an NEO resulting from stock option grants is determined by the compensation expense that we record in our financial statements with respect to such grants. Under SFAS 123(R), we recognized compensation expense based on the value of that portion of stock option grant that relates to the services provided by the grant recipient. To determine the value of stock option awards, we use a Black Scholes pricing model to value stock options at the time of their grant. This model requires us to estimate the future value of our stock price based in part on the historic price volatility of our stock. See Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 for details as to the assumptions used to determine the fair value of equity awards. Given the significant volatility in our stock price, the volatility factor used to value our stock option grants has ranged in recent years from 78% in 2004 to 50% in 2008. Higher volatility factors result in higher potential future values assigned to the stock option grants. These values are not necessarily reflective, however, of the value that the option holder may actually realize upon the exercise of the stock option. For example, the Summary

Compensation Table reflects a 2007 and 2006 compensation expense of $249,371 and $598,491, respectively, related to a 2004 grant of 50,000 stock options to Dr. Goddard with an exercise price of $67.63. This exercise price is significantly above the highest sale price reported in 2008, 2007 and 2006 for our common stock on the Nasdaq Global Select Market of $53.71, $52.00 and $43.17, respectively.

(d)	Represents a 401(k) plan match.

(e)	Consists of a car allowance of $5,830, a 401(k) plan match of $11,357 and expenses of $763 to repair a home security system.

(f)	Given the market performance of Macugen® (pegaptanib sodium injection), and our resulting decision to exit the eye disease business we acquired through our acquisition of Eyetech Pharmaceuticals, Inc. in November 2005, Dr. Goddard declined the 2006 bonus recommended by the Compensation Committee and did not receive a merit increase to his 2007 base salary.

(g)	Consists of a car allowance of $6,351, a 401(k) plan match of $6,601, a one-time expense of $86,697 relating to installation of a home security system and legal services of $34,802 related to the preparation of Dr. Goddard’s employment agreement.

(h)	Mr. Atieh retired from his position as our CFO and Treasurer effective December 29, 2008, and as our Executive Vice President effective January 5, 2009.

(i)	Mr. Atieh retired from the Company on January 5, 2009 and did not receive any new grants during 2008. In connection with his retirement, the Compensation Committee approved the following changes to his outstanding options: (i) all of Mr. Atieh’s unvested options as of January 5, 2009 continued to vest through April 5, 2009 and those vesting during this period remain exercisable through the remaining contractual life of the grant and (ii) the exercise period for all of Mr. Atieh’s vested options, as of January 5, 2009, not otherwise extended under the retirement provision of our Plan, was extended for an additional three months (i.e. expiring on July 5, 2009). As a result, we recognized $120,000 of additional equity compensation expense in 2008 relating to this modification in accordance with SFAS 123(R).

(j)	Consists of a 401(k) plan match of $11,657 and a reimbursement of relocation and temporary living expenses of $10,917 (including a $1,301 gross-up for taxes).

(k)	Consists of a 401(k) plan match of $11,335 and a reimbursement of relocation and temporary living expenses of $111,477 (including a $37,005 gross-up for taxes).

(l)	Consists of a 401(k) plan match of $6,662 and a reimbursement of relocation and temporary living expenses of $299,798 (including a $66,355 gross-up for taxes).

(m)	Compensation amounts have been converted from British Pounds Sterling to U.S. dollars using the average exchange rate for the year ended December 31, 2008, 2007 and 2006 of U.S. $1.85, $2.07 and $1.85 per £1, respectively.

(n)	Consists of a retirement plan contribution of $49,907, tax services of $980 and telephone expenses of $1,506.

(o)	Consists of a car allowance of $28,902, a retirement plan contribution of $49,375, tax services of $8,016 and telephone expenses of $2,059.

(p)	Consists of a car allowance of $26,640, a retirement plan contribution of $43,290, tax services of $10,943 and telephone expenses of $2,019.

(q)	Represents a 401(k) plan match.

(r)	Consists of a 401(k) plan match of $10,210 and a car allowance of $11,386.

(s)	Consists of a 401(k) plan match of $6,617, a car allowance of $8,120 and a reimbursement of relocation and temporary housing expenses of $54,029 (including $19,255 gross-up for taxes).

(t)	Consists of a 401(k) plan match of $11,508, relocation expenses of $74,051 (including $26,810 gross-up for taxes) and $201 of travel-related perquisites.

(u)	Consists of a 401(k) plan match of $11,350, a car allowance of $5,867 and relocation expenses of $94,654 (including $24,051 gross-up for taxes).

(v)	Consists of a 401(k) plan match of $6,616, a car allowance of $725 and a reimbursement of relocation and temporary housing expenses of $105,834 (including $37,587 gross-up for taxes).

(w)	Mr. Legault commenced his employment as our Executive Vice President, CFO and Treasurer effective December 29, 2008.

(x)	Represents reimbursement of relocation expenses of $134,615 and legal expenses of $9,959.

Employment Agreements with Named Executive Officers

The following is a summary of the material employment arrangements with our named executive officers. Termination and change of control rights under these arrangements are discussed separately below under “Potential Payments Upon Termination or Change of Control.”

Colin Goddard, Ph.D.

We entered into an employment agreement, dated as of June 14, 2006, as amended on June 21, 2006, with Colin Goddard, Ph.D. We amended the agreement in December 2008 to comply with the final regulations under Section 409A of the U.S. Internal Revenue Code. Dr. Goddard’s agreement has a fixed initial term of three years and provides for automatic extensions for additional one-year terms. The agreement provides for a minimum base salary of $600,000, which may be increased at the discretion of the Board of Directors. Dr. Goddard’s base salary is $640,000 for 2009. In addition, Dr. Goddard is eligible for an annual discretionary incentive bonus which is targeted at 100% of his base salary and is entitled to receive other customary fringe benefits generally available to our executive employees. The agreement prohibits Dr. Goddard, during the term of his employment and for a period of six months thereafter, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Michael G. Atieh

We entered into an employment agreement, dated as of April 21, 2005, as amended and restated on May 31, 2005, with Michael G. Atieh, who retired from his position as our CFO and Treasurer effective December 29, 2008, and as our Executive Vice President effective January 5, 2009. We amended the agreement in December 2008 to comply with the final regulations under Section 409A of the U.S. Internal Revenue Code. The employment agreement had a fixed term of three years and provided for automatic extensions for additional one-year terms. The agreement provided for a minimum base salary of $410,000, which could be increased at the discretion of the Compensation Committee. For 2008, Mr. Atieh’s base salary was $435,000. In addition, Mr. Atieh was eligible for an annual incentive target bonus between $200,000 and $300,000 and received other customary fringe benefits generally available to our executive employees. Upon the execution of his employment agreement, Mr. Atieh received options to purchase 150,000 shares of our common stock, vesting one-third after one year and the balance vesting monthly in equal amounts over the ensuing four years, as well as 15,000 shares of restricted common stock which vest at 20 percent per year over a period of five years. Mr. Atieh also received a relocation package. The agreement prohibits Mr. Atieh, for a period of one year after the termination of his employment, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Pierre Legault

We entered into an employment agreement, dated as of December 16, 2008, with Pierre Legault. The agreement provides for a minimum base salary of $450,000, which may be increased at the discretion of the Compensation Committee. In addition, Mr. Legault is eligible for an annual discretionary incentive bonus which is targeted at 55% of his base salary, 85% of which is based on corporate performance and 15% of which is based on individual performance. Mr. Legault is also entitled to receive other customary fringe benefits generally available to our executive employees. In connection with his employment, on January 2, 2009, Mr. Legault received options to purchase 125,000 shares of our common stock, having a term of seven years and vesting ratably in three installments, on each of the third, fourth and fifth anniversaries of the grant date, as well as 12,500 restricted stock units, which vest at 25% per year over a period of four years. Mr. Legault also received a payment of $134,615 to assist in his relocation to New York, which must be repaid to OSI in the event that he terminates his employment without good reason on or before December 29, 2009. The agreement prohibits Mr. Legault, during the term of his employment and for a period of one year thereafter, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Gabriel Leung

On May 16, 2003, we entered into an employment agreement with Gabriel Leung which was amended, January 5, 2004. We amended the agreement in December 2008 to comply with the final regulations under Section 409A of the U.S. Internal Revenue Code. Mr. Leung’s agreement has a fixed term of three years and provides for automatic extensions for additional one-year terms. The agreement provides for a minimum base salary of $350,000, which may be increased at the discretion of the Compensation Committee. For 2009, Mr. Leung’s base salary is $455,000. In addition, Mr. Leung is eligible for an annual discretionary incentive bonus of up to 50% of his base salary and is entitled to receive other customary fringe benefits generally available to our executive employees. Mr. Leung also received a relocation package. The agreement prohibits Mr. Leung, during the term of his employment and for a period of one year thereafter, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Anker Lundemose, M.D., Ph.D., D.Sc.

On May 1, 2004, Prosidion entered into an employment agreement with Anker Lundemose, M.D., Ph.D., D.Sc. Such employment agreement was superseded in September 2005 with a service contract. The service contract provides for a minimum base salary of £175,000 per annum, which may be increased at the discretion of the Compensation Committee. For 2009, Dr. Lundemose’s base salary is £236,000. In addition, Dr. Lundemose is eligible for an annual discretionary incentive bonus which is targeted based on his grade level and is entitled to receive other customary fringe benefits generally available to our executive employees. The service contract also provides that Dr. Lundemose will receive, on an annual basis, options to purchase a number of shares of our common stock to be determined by our Compensation Committee.

Robert L. Simon

We entered into an employment letter, dated as of November 15, 2001, as amended on September 20, 2005, with Robert L. Simon, which provides for at-will employment, meaning that either we or Mr. Simon may terminate the agreement at any time for any reason. We amended the employment letter in December 2008 to comply with the final regulations under Section 409A of the U.S. Internal Revenue Code. The letter provides for a minimum base salary of $257,145, which may be increased at the discretion of the Compensation Committee. For 2009, Mr. Simon’s base salary is $415,000. In addition, Mr. Simon is eligible for an annual incentive target bonus and is entitled to receive other customary fringe benefits generally available to our executive employees. Mr. Simon is also entitled to a $50,000, net after-tax, relocation allowance per year through October 22, 2010. The letter prohibits Mr. Simon, during the term of his employment and for a period of one year thereafter, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Grant of Plan-Based Awards

The following table sets forth information concerning grants of equity incentive plan-based awards to each of the NEOs during the fiscal year ended December 31, 2008. We do not have any non-equity incentive plans.

Grant of Plan-Based Awards
for the Year Ended December 31, 2008

		All Other	All Other	Exercise or	Grant Date
		Stock Awards:	Option Awards:	Base Price	Fair Value of
		Number of Shares of	Number of Shares of	of Option	Stock and Option
Name	Grant Date	Stock or Units (#)	Stock or Units (#)	Awards ($/sh)(a)	Awards($) (b)

Colin Goddard, Ph.D.	12/16/2008	—	135,000	33.62	2,218,050
	12/16/2008	25,000	—	—	840,500
Anker Lundemose, M.D., Ph.D., D.Sc.	12/16/2008	—	48,000	33.62	788,640
	12/16/2008	7,800	—	—	262,236
Gabriel Leung	12/16/2008	—	48,000	33.62	788,640
	12/16/2008	7,800	—	—	262,236
Robert L. Simon	12/16/2008	—	60,000	33.62	985,000
	12/16/2008	10,000	—	—	336,200
Michael G. Atieh(c)	—	—	—	—	—
Pierre Legault(d)	—	—	—	—	—

(a)	The exercise price was determined by using the market price for our common stock at the close of business on the grant date.

(b)	See Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for details as to the assumptions used to determine the grant date fair value of stock and option awards.

(c)	As discussed above, certain of Mr. Atieh’s equity rights were modified in connection with his retirement from our company. As a result, we recognized $120,000 of additional equity compensation expense in 2008 related to this modification in accordance with SFAS 123(R).

(d)	As discussed above, Mr. Legault received his initial equity grants on January 2, 2009.

Equity grants made in 2008 to our executive officers consisted of awards of nonqualified stock options, or NQSOs, and restricted stock units, or RSUs.

Each NQSO represents the right to purchase one share of our common stock at a price equal to the fair market value of the stock determined as of the date of grant. NQSOs granted in 2008 have a term of seven years and one-third of the total grant vests on each of the third, fourth and fifth anniversaries of the grant date. NQSOs terminate within 90 days of termination of employment for any reason other than death or retirement as defined under our equity plan. Upon termination of employment because of death or retirement as defined under our equity plan, the vested portion of any outstanding NQSO continues to be exercisable for the remainder of its term.

Each RSU represents the right to receive one share of common stock as of the date that such RSU vests. RSUs granted in 2008 vest in equal annual installments over a four year vesting schedule. RSUs are not transferable and are forfeited in the event of termination of employment for any reason prior to vesting. The recipient of an RSU award has no voting, dividend, tender offer or other rights of a stockholder with respect to an RSU until shares of our common stock are issued upon vesting of the RSU.

Outstanding Equity Awards at Fiscal Year End

The following table shows the unexercised stock options and unvested restricted stock and restricted stock units outstanding on the last day of the fiscal year ended December 31, 2008 for each of our NEOs. We do not have any non-equity incentive plans.

Outstanding Equity Awards
for Fiscal Year Ended December 31, 2008

	Option Awards					Stock Awards
	Number of	Number of						Market
	Securities	Securities				Number of		Value of
	Underlying	Underlying				Shares or		Shares or
	Unexercised	Unexercised		Option		Units of		Units of
	Options	Options		Exercise	Option	Stock That		Stock That
	(#)	(#)		Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)(a)

Colin Goddard, Ph.D.	—	—		—	—	8,350	(b)	326,068
	—	—		—	—	6,263	(c)	244,570
	—	—		—	—	15,750	(d)	615,038
	—	—		—	—	25,000	(e)	976,250
	100,000	—		23.25	06/21/10	—		—
	45,000	—		51.80	06/13/11	—		—
	51,430	—		21.55	06/12/12	—		—
	60,700	—		30.74	06/24/13	—		—
	50,000	—		67.63	06/16/14	—		—
	41,089	5,871	(f)	38.01	06/14/12	—		—
	25,000	25,000	(g)	29.77	06/12/13	—		—
	18,750	18,750	(h)	37.74	12/12/13	—		—
	15,625	46,875	(i)	47.29	12/11/14	—		—
	—	135,000	(j)	33.62	12/15/15	—		—

Michael G. Atieh(k)	—	—		—	—	6,000	(k)	234,300
	—	—		—	—	3,350	(k)	130,818
	—	—		—	—	2,513	(k)	98,133
	—	—		—	—	6,030	(k)	235,472
	7,500	—		38.61	03/16/14	—		—
	7,500	—		45.60	03/15/15	—		—
	114,630	35,370	(k)	37.20	05/30/15	—		—
	10,000	10,000	(k)	29.77	06/12/13	—		—
	7,500	7,500	(k)	37.74	12/11/13	—		—
	6,000	18,000	(k)	47.29	12/11/14	—		—

Anker Lundemose, M.D., Ph.D., D.Sc.	—	—		—	—	3,350	(b)	130,818
	—	—		—	—	3,350	(c)	130,818
	—	—		—	—	5,500	(d)	214,775
	—	—		—	—	7,800	(e)	304,590
	15,200	—		35.10	02/10/14	—		—
	40,000	—		48.30	03/07/15	—		—
	26,249	3,751	(f)	38.01	06/14/12	—		—
	10,000	10,000	(g)	29.77	06/12/13	—		—
	10,000	10,000	(h)	37.74	12/12/13	—		—
	5,500	16,500	(i)	47.29	12/11/14	—		—
	—	48,000	(j)	33.62	12/15/15	—		—

Gabriel Leung	—	—		—	—	3,350	(b)	130,818
	—	—		—	—	3,350	(c)	130,818
	—	—		—	—	4,500	(d)	175,725
	—	—		—	—	7,800	(e)	304,590
	25,761	—		23.85	05/20/13	—		—
	28,472	—		30.74	06/24/13	—		—
	26,200	—		67.63	06/16/14	—		—
	31,876	4,554	(f)	38.01	06/14/12	—		—
	10,000	10,000	(g)	29.77	06/12/13	—		—

	Option Awards					Stock Awards
	Number of	Number of						Market
	Securities	Securities				Number of		Value of
	Underlying	Underlying				Shares or		Shares or
	Unexercised	Unexercised		Option		Units of		Units of
	Options	Options		Exercise	Option	Stock That		Stock That
	(#)	(#)		Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)(a)

	10,000	10,000	(h)	37.74	12/12/13	—		—
	4,500	13,500	(i)	47.29	12/11/14	—		—
	—	48,000	(j)	33.62	12/15/15	—		—
Robert L. Simon	—	—		—	—	2,500	(b)	97,625
	—	—		—	—	1,875	(c)	73,219
	—	—		—	—	5,500	(d)	214,775
	—	—				10,000	(e)	390,500
	44,000	—		45.01	01/02/12	—		—
	5,750	—		21.55	06/12/12	—		—
	23,600	—		30.74	06/24/13	—		—
	17,200	—		67.63	06/16/14	—		—
	19,118	2,732	(f)	38.01	06/14/12	—		—
	7,500	7,500	(g)	29.77	06/12/13	—		—
	5,625	5,625	(h)	37.74	12/12/13	—		—
	5,500	16,500	(i)	47.29	12/11/14	—		—
	—	60,000	(j)	33.62	12/15/15	—		—

Pierre Legault(l)	—	—		—	—	—		—

(a)	Based on the closing price of our common stock reported on the Nasdaq Global Select Market on December 31, 2008 of $39.05.

(b)	Represents the unvested portion of restricted stock granted on July 14, 2006. The unvested restricted stock vests at a rate of 50% per year, with vesting dates of July 14, 2009 and 2010.

(c)	Represents the unvested portion of RSUs granted on December 13, 2006. The unvested RSUs vest at a rate of 50% per year, with vesting dates of December 13, 2009 and 2010.

(d)	Represents the unvested portion of RSUs granted on December 12, 2007. The unvested RSUs vest at a rate of one-third per year, with vesting dates of December 12, 2009, 2010 and 2011.

(e)	Represents the unvested portion of RSUs granted on December 16, 2008. The unvested RSUs vest at a rate of 25% per year, with vesting dates of December 16, 2009, 2010, 2011 and 2012.

(f)	These stock options vest monthly in equal amounts through June 15, 2009.

(g)	These stock options vest at a rate of 50% per year, with vesting dates of June 13, 2009 and 2010.

(h)	These stock options vest at a rate of 50% per year, with vesting dates of December 13, 2009 and 2010.

(i)	These stock options vest at a rate of one-third per year, with vesting dates of December 12, 2009, 2010 and 2011.

(j)	These stock options vest at a rate of one-third of the total grant on each of the third, fourth and fifth anniversaries of the grant date, with vesting dates of December 16, 2011, 2012, and 2013

(k)	As noted in footnote (i) of the Summary Compensation Table above, certain of Mr. Atieh’s equity rights were modified in connection with his retirement from our company effective January 5, 2009. As a result, we recognized $120,000 of additional equity compensation expense in 2008 relating to this modification in accordance with SFAS 123(R).

(l)	As discussed above, Mr. Legault received his initial equity grants on January 2, 2009.

Option Exercises and Stock Vested

The following table summarizes information with respect to stock option awards exercised and restricted stock and restricted stock units vested during 2008 for each of our NEOs.

Option Exercises and Stock Vested
for Fiscal Year Ended December 31, 2008

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)(a)	(#)	($)(b)

Colin Goddard, Ph.D.	—	—	12,556	466,548
Michael G. Atieh	50,000	1,015,000	7,941	289,858
Anker Lundemose, M.D., Ph.D., D.Sc.	—	—	5,183	192,038
Gabriel Leung	35,000	922,423	4,850	180,919
Robert L. Simon	8,050	187,968	4,021	148,424
Pierre Legault(c)	—	—	—	—

(a)	The amounts shown in this column represent the difference between the option exercise price and the market price on the date of exercise and sale.

(b)	The value realized is calculated by multiplying the number of vested shares or units times the closing price of our common stock on the applicable vesting date.

(c)	As discussed above, Mr. Legault received his initial equity grants on January 2, 2009.

Potential Payments Upon Termination or Change of Control

The employment agreements or arrangements for each of our NEOs provide (or in the case of Mr. Atieh, provided) for certain potential payments and other rights upon the termination of such officer.

Payments Made Upon Termination.  Upon a termination of employment for any reason, each of our NEOs is entitled to receive any accrued but unpaid salary and benefits. Dr. Goddard also receives the pro-rata bonus he would have been entitled to receive for the fiscal year in which the termination occurs.

Payments Made Upon Death or Disability.  Upon their death or permanent disability, Messrs. Legault and Leung and Dr. Goddard receive, and Mr. Atieh was entitled to receive, the pro-rata bonus they would have been entitled to receive for the fiscal year in which the termination occurs. Upon his death, Dr. Lundemose receives his pro-rata bonus that he would have been entitled to receive for the fiscal year in which his death occurs. Dr. Lundemose is not entitled to receive any additional payments upon his termination for disability, unless such termination results in his loss of his health insurance benefits. In such case, Dr. Lundemose is entitled to receive his base salary for one year plus a pro-rata portion of the bonus that he would have been entitled to receive for the fiscal year in which his termination occurs.

Potential Payments Upon Termination for Good Reason, Without Cause or Upon a Change of Control.  The employment agreements or arrangements for each of our NEOs, other than Mr. Simon, contain provisions which provide for severance and other benefits upon a termination of employment without cause or for good reason. The employment agreement for Mr. Legault provides that if he is terminated without cause, terminates his employment for good reason, or resigns within 60 days following a change of control, then he will be entitled to receive his accrued but unpaid salary and benefits, a continuation of health benefits for a period of two years, and a lump sum equal to two years of base salary plus two years of his target bonus and his pro-rated target bonus through the date of termination. In the event that Mr. Legault’s termination payments and other benefits following a change of control result in the imposition of an excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, then Mr. Legault will receive an additional payment to cover the imposition of such excise tax. In the event however that a 10% reduction in such payments and benefits would eliminate the excise tax, such payments and other benefits will be reduced to the extent necessary to avoid the imposition of such excise tax. Good reason under Mr. Legault’s agreement includes a material reduction of duties, titles or responsibilities or the relocation of OSI’s corporate headquarters outside of a specified area. Mr. Legault is also entitled to the reimbursement of his costs to relocate out of New York in the event that he is terminated without cause or for good reason on or before December 29, 2009.

The employment agreements for Mr. Leung and Dr. Lundemose provide, and the employment agreement for Mr. Atieh provided, that if the officer is terminated without cause, or terminates his employment for good reason, then the officer will be entitled to receive his accrued but unpaid salary and benefits, a continuation of health benefits for a period of one year, and a lump sum equal to (a) one year of base salary and (b) the pro-rata bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Good reason under these officers’ agreements includes a material reduction of duties, titles or responsibilities, the relocation of OSI’s corporate headquarters outside of a specified area or a change of control of OSI.

The employment agreement for Dr. Goddard provides that if Dr. Goddard is terminated without cause, or terminates his employment for good reason, then he will be entitled to receive his accrued but unpaid salary and benefits, a continuation of health and disability benefits for a period of three years, and a lump sum equal to (a) three years of base salary and (b) the pro-rata bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Good reason under Dr. Goddard’s agreement includes a material reduction of duties, titles or responsibilities, the relocation of OSI’s corporate headquarters outside of a specified area, failure to be re-elected to the Board of Directors or a change of control of OSI. In the event that Dr. Goddard’s termination payments and other benefits following a change of control result in the imposition of an excise tax under Section 4999 of the U.S. Internal Revenue Code, then Dr. Goddard will receive an additional payment to cover the imposition of such excise tax.

The employment letter for Mr. Simon provides that if he is terminated without cause, he will be entitled to receive his base salary for a period of twelve months. In addition, if within six months of a change of control, Mr. Simon is terminated by the controlling company or terminates his employment for good reason, Mr. Simon will also be entitled to receive his pro-rated base salary for the fiscal year in which the termination occurs. Good reason under Mr. Simon’s employment letter includes a reduction in his total compensation package, duties or responsibilities, or the requirement that he relocate more than 40 miles from his present location or home.

For each NEO other than Dr. Goddard and Mr. Legault, a change of control is generally defined as the sale of all or substantially all of assets of the company, or a merger or consolidation where the existing stockholders of the company cease to hold a majority (40% in the case of Mr. Atieh) of the voting power of the company. Dr. Lundemose’s agreement also provides that a change of control includes a change of control of Prosidion. Dr. Goddard and Mr. Legault’s employment agreements define a change of control as (i) the acquisition of stock by any one person, entity or group constituting (A) 50% or more of the total fair market value or total voting power of the company when combined with the existing stock held by such person, entity or group or (B) 35% of the voting power of the company when combined with the stock acquired by such person, entity or group over the previous 12 months, (ii) the replacement of a majority of the members of the Board of Directors during any 12 month period with directors whose nomination has not been endorsed by the Corporate Governance and Nominating Committee or (iii) the acquisition by any one person, entity or group of assets from the company in any 12 month period with a gross fair market value equal to at least 40% of the total gross fair market value of all assets of the company immediately prior to such acquisition.

Vesting of Equity Upon a Change of Control or Other Events.  The employment agreements or arrangements for each of our NEOs provide that upon a change of control of OSI, all of their outstanding unvested equity grants vest and/or become immediately exercisable. In addition, Dr. Goddard and Mr. Legault’s employment agreements provide that all of their outstanding unvested equity grants vest and/or become immediately exercisable in the event that they are terminated without cause or terminate their employment for good reason.

Potential Payments Upon Termination or Change of Control

The following table sets forth the potential payments and benefits that our NEOs could be entitled to (or in the case of Mr. Atieh, was entitled to previously) under their respective employment agreements upon their termination from our company, assuming a termination date of December 31, 2008.

					Value of
		Cash			Accelerated
		Severance		Medical	Equity
		Payment		Continuation	Awards
Name	Basis for Termination	($)(a)		($)	($)(b)

Colin Goddard, Ph.D(c)	Separation without cause/ for good reason	2,560,000	(d)	51,144	3,585,450
	Change of control	2,560,000	(d)	51,444	3,585,450
	Retirement	640,000	(e)	—	—
	Death or disability	640,000	(e)	—	—
Pierre Legault(c)	Separation without cause/ for good reason	1,395,000	(f)	29,880	—
	Change of control	1,395,000	(g)	29,880	—
	Retirement	—		—	—
	Death or disability	—	(h)	—	—
Michael G. Atieh	Separation without cause/ for good reason	668,000	(i)	17,148	—
	Change of control	668,000	(i)	17,148	1,040,973
	Retirement	—		—	—
	Death or disability	233,000	(e)	—	—
Anker Lundemose, M.D., Ph.D., D.Sc.	Separation without cause/ for good reason	656,830	(i)	—	—
	Change of control	656,830	(i)	—	1,321,548
	Retirement	—		—	—
	Death	240,937	(e)	—	—
	Disability	—	(k)	—	—
Gabriel Leung	Separation without cause/ for good reason	657,450	(i)	17,148	—
	Change of control	657,450	(i)	17,148	1,281,548
	Retirement	—		—	—
	Death or disability	—		—	—
Robert L. Simon	Separation without cause/ for good reason	393,000	(j)	—	—
	Change of control	616,300	(i)	17,148	1,353,204
	Retirement	—		—	—
	Death or disability	—		—	—

(a)	As noted above, upon the occurrence of specified termination events, the employment agreements for each of our NEOs provide for the payment of a pro-rated bonus that they would have been entitled to receive for the fiscal year in which the termination occurs. As a result of our decision, beginning in the 2008 fiscal year, to award annual bonuses in the February following the fiscal year end, this pro-rated bonus amount would have been equal to the full target bonus for each such NEO. In contrast, our NEOs would not have been entitled to any pro-rated bonus payment assuming a specified termination event occurred on December 31, 2007, as we paid the annual bonus to our NEOs for the 2007 fiscal year in mid-December 2007.

(b)	Value includes acceleration of unvested option awards as of December 31, 2008 with a 90 day term and valuation of equity grants under SFAS 123(R). Value also assumes acceleration of unvested restricted stock or restricted units, which have been valued based upon the December 31, 2008 stock price of $39.05.

(c)	As discussed above, Dr. Goddard and Mr. Legault (subject to certain limitations discussed above) are entitled to receive additional payments in the event that their receipt of termination payments and other benefits following a change of control subjects them to an excise tax under Section 4999 of the U.S. Internal Revenue Code. Based on calculated severance amounts, neither Dr. Goddard nor Mr. Legault would have been subject to such excise tax assuming a December 31, 2008 termination date.

(d)	Represents three years of 2008 base salary plus Dr. Goddard’s 2008 annual target bonus.

(e)	Represents the 2008 annual target bonus.

(f)	Represents two years of 2008 base salary plus an amount equal to two times Mr. Legault’s annual target and estimated payments for the cost of relocating Mr. Legault out of New York, as discussed above.

(g)	Represents two years of 2008 base salary plus an amount equal to two times Mr. Legault’s annual target bonus.

(h)	Mr. Legault is entitled to receive a pro-rata annual bonus for the year of termination due to death or disability, but was not eligible for a bonus for the 2008 fiscal year.

(i)	Represents one year of 2008 base salary plus the 2008 annual target bonus.

(j)	Represents one year of 2008 base salary.

(k)	As discussed above, in the event that Dr. Lundemose’s termination due to disability results in the loss of his health insurance benefits, he would be entitled to receive $656,830, representing one year of 2008 base salary plus his target bonus for 2008.

DIRECTOR COMPENSATION

Director Compensation Table
for Fiscal Year Ended December 31, 2008

The following table sets forth the compensation earned or paid, or recognized as compensation expense under SFAS 123(R), to the non-employee members of our Board of Directors for the 2008 fiscal year.

				Non-Equity
	Fees Earned	Stock	Option	Incentive Plan	All Other
	or Paid in Cash	Awards	Awards	Compensation	Compensation		Total
Name	($)	($)(a)	($)(a)	($)	($)		($)

Robert A. Ingram(b)	160,090	71,582	97,704	—	—		329,376
Santo J. Costa(c)	70,583	86,882	114,645	—	—		272,110
Daryl K. Granner, M.D.(d)	65,437	38,460	59,351	—	75,000	(e)	238,248
Joseph Klein, III(f)	77,972	86,882	114,645	—	—		279,499
Kenneth B. Lee, Jr.(g)	72,444	85,039	107,398	—	—		264,881
Viren Mehta(h)	68,201	38,460	68,157	—	100,000	(i)	274,818
David W. Niemiec(j)	75,208	86,882	114,645	—	—		276,735
Herbert M. Pinedo, M.D., Ph.D.(k)	64,056	38,460	54,949	—	81,700	(l)	239,165
Katharine B. Stevenson(m)	95,089	38,460	187,067	—	—		320,616
John P. White(n)	61,292	38,460	54,949	—	—		154,701

(a)	The amounts reflected in this column represent compensation expense recorded in the income statement for fiscal year 2008 as described in SFAS 123(R) for our directors. Executive compensation disclosure rules require that compensation to a director resulting from stock option grants and stock awards, i.e., restricted stock and restricted stock units, be determined based upon the compensation expense that we record in our financial statements for 2008 with respect to such grants. Under SFAS 123(R), we recognized compensation expense in 2008 based on the value of that portion of stock and option awards that relate to the services provided by the grant recipient. To determine the value of stock awards, we use the closing price of our common stock on the grant date. To determine the value of stock option awards, we use a Black Scholes pricing model to value stock options at the time of their grant. This model requires us to estimate the future value of our stock price based in part on the historic price volatility of our stock. See Note 16 to our consolidated financial statement included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2008 for details as to the assumption used to determine the fair value of equity awards. Given the significant volatility in our stock price, the volatility factor used to value our stock option grants has ranged in recent years from 78% in 2004 to 50% in 2008. Higher volatility factors result in a higher potential future value assigned to the stock option grants.

The compensation expense recognized for financial statement purposes and presented in the above table is not necessarily indicative of the value an option holder may actually realize from the grant; option grants of the same size may result in different amounts of compensation expense depending on the timing of the grant and factors such as the volatility and value of the stock at the time of grant.

(b)	During 2008, Mr. Ingram received a grant of 10,000 stock options and 4,000 deferred stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $176,500 and $154,520, respectively. As of December 31, 2008, Mr. Ingram had 77,000 options awards and 7,750 stock awards outstanding.

(c)	During 2008, Mr. Costa received a grant of 3,000 stock options and 1,500 shares of restricted stock. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $52,950 and $57,945, respectively. As of December 31, 2008, Mr. Costa had 31,000 options awards and 6,875 stock awards outstanding.

(d)	During 2008, Dr. Granner received a grant of 7,500 stock options, and 2,500 shares of restricted stock. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $132,375 and $96,575, respectively. As of December 31, 2008, Dr. Granner had 68,500 options awards and 4,375 stock awards outstanding.

(e)	Represents consulting fees paid to Dr. Granner in 2008 of $75,000.

(f)	During 2008, Mr. Klein received a grant of 3,000 stock options and 1,500 deferred stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $52,950 and $57,945, respectively. As of December 31, 2008, Mr. Klein had 17,750 options awards and 6,875 stock awards outstanding.

(g)	During 2008, Mr. Lee received a grant of 3,000 stock options and 1,500 deferred stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $52,950 and $57,945, respectively. As of December 31, 2008, Mr. Lee had 28,000 options awards and 7,875 stock awards outstanding.

(h)	During 2008, Dr. Mehta received a grant of 7,500 stock options, and 2,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $132,375 and $96,575, respectively. As of December 31, 2008, Dr. Mehta had 66,269 options awards and 4,375 stock awards outstanding.

(i)	Represents consulting fees paid to Dr. Mehta of $100,000.

(j)	During 2008, Mr. Niemiec received a grant of 3,000 stock options and 1,500 deferred stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $52,950 and $57,945, respectively. As of December 31, 2008, Mr. Niemiec had 31,000 options awards and 6,875 stock awards outstanding.

(k)	During 2008, Dr. Pinedo received a grant of 7,500 stock options, and 2,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $132,375 and $96,575, respectively. As of December 31, 2008, Dr. Pinedo had 71,000 options awards and 4,375 stock awards outstanding.

(l)	Represents consulting fees paid to Dr. Pinedo in 2008 of $81,700.

(m)	During 2008, Ms. Stevenson received a grant of 7,500 stock options and 2,500 shares of restricted stock. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $132,375 and $96,575, respectively. As of December 31, 2008, Ms. Stevenson had 63,500 options awards and 4,375 stock awards outstanding.

(n)	During 2008, Mr. White received a grant of 7,500 stock options and 2,500 shares of restricted stock. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $132,375 and $96,575, respectively. As of December 31, 2008, Mr. White had 52,000 options awards and 4,375 stock awards outstanding.

Annual Retainer Fee

Ms. Stevenson and Drs. Granner, Mehta, and Pinedo and Messrs. Costa, Ingram, Klein, Lee, Niemiec, and White (comprising our non-employee directors) receive an annual retainer fee for attendance at Board of Directors’ meetings comprised of both cash and equity compensation. In 2007, the Compensation Committee engaged Radford, its independent compensation consultant, to evaluate our Board compensation. Upon evaluation and review, Radford, the Compensation Committee and the Board determined that the compensation structure should be revised in order to (1) better align Board members’ compensation with their responsibilities and (2) align Board compensation with the more typical practices at peer companies. Our former Board compensation provided greater annual compensation upon initial election to the Board as opposed to subsequent elections. Pursuant to Radford’s recommendation and the Compensation Committee’s and Board’s review, the Board approved changes to the compensation structure, effective beginning on the date of the Company’s 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”), (1) to compensate the Chairs of Board committees and service on more than one committee and (2) in general, to decrease the amount of compensation awarded upon initial election to the Board and to increase the amount of compensation awarded upon subsequent elections. In order to be more equitable and avoid any windfalls, the Board approved a requirement that all directors elected to the Board prior to the 2008 Annual Meeting must serve at least until the date of the third annual meeting following their first election or appointment to the Board before they are eligible to receive the revised annual equity grants described below. As a result, Messrs. Costa, Klein, and Niemiec would become entitled to receive the revised annual equity grant commencing on the date of the annual meeting in 2009; Mr. Lee would become entitled to receive the revised annual equity grant commencing on the date of the annual meeting in 2010; and all other non-employee directors were entitled to receive the revised annual equity grant commencing on the date of the annual meeting in 2008.

Cash Retainer

Each of the non-employee directors of the Company receives an annual cash retainer fee as set forth in the table below.

Baseline Cash Compensation

Board Member Retainer Fee	$50,000

Additional Cash Compensation

Chair of Board	$100,000
Chair of Audit Committee	$30,000
Chair of Compensation Committee	$15,000
Chair of Corporate Governance and Nominating Committee	$10,000
Chair of All Other Committees	$10,000
Member of Audit Committee	$15,000
Member of Compensation Committee	$7,500
Member of Corporate Governance and Nominating Committee	$5,000
Member of All Other Committees (excluding the Executive Committee)	$5,000

The baseline cash compensation indicated above is paid to each Board member for his or her annual service on the Board. Each Board member who serves as the Chair or a member of a Board Committee receives additional cash compensation, as indicated above, for each Committee on which he or she serves.

Option Grants and Other Stock Awards

Each non-employee director receives an initial grant of options to purchase 15,000 shares of common stock and also receives an award of 5,000 shares of restricted stock, restricted stock units or deferred stock units upon his or her initial election to the Board.

In addition to initial equity awards, non-employee directors receive annual equity grants. Each non-employee director, not including the Chairman of the Board, receives options to purchase 7,500 shares of common stock and an award of 2,500 shares of restricted stock, restricted stock units or deferred stock units upon each re-election for a one-year Board term, with the exception of those directors who as of the 2008 Annual Meeting had not served three years on the Board. Such directors receive an annual option to purchase 3,000 shares of common stock and an award of 1,500 shares of restricted stock, restricted stock units or deferred stock units until they have served three years on the Board, at which time they would receive the grants described above. The Chairman of the Board receives options to purchase 10,000 shares of common stock and an award of 4,000 shares of restricted stock, restricted stock units or deferred stock units upon re-election for a one-year Board term.

The restricted stock and restricted stock units represent the right of a director to receive one share of our common stock upon vesting. Each deferred stock unit represents the right of a director to receive one share of our common stock upon the earlier of the director’s termination from service on the Board or on a date no earlier than two years from the date of grant, as designated by the director.

The stock option awards and restricted stock awards, including restricted stock units and deferred stock units, granted to the directors after June 14, 2006 vest annually over four years of the date of grant. The option awards expire on the seventh anniversary of their respective grant dates, subject to the earlier expiration upon the occurrence of certain events set forth in our Amended and Restated Stock Incentive Plan. The exercise price of all option awards is equal to 100% of the fair market value of the underlying common stock on the date of grant.

Other Payments

Dr. Granner was paid $75,000 by Prosidion, our wholly-owned subsidiary, for services rendered as Chairman of Prosidion’s Scientific Advisory Board and for consulting services to Prosidion during the year ended December 31, 2008. Dr. Mehta was paid $100,000 for consulting services rendered to us during the year ended December 31, 2008 with respect to strategic in-licensing and mergers and acquisition opportunities. Dr. Pinedo was paid $81,700 for consulting services rendered to us during the year ended December 31, 2008 with respect to our clinical development of oncology products.

Share Ownership Requirements

In April 2006, the Compensation Committee approved a policy requiring directors to increase their ownership of OSI common stock to a value greater than $150,000 by 2010 for current directors and within four years of joining the Board for new directors.

Post-Retirement Medical Benefits

Prior to April 2007, we provided post-retirement medical and life insurance benefits to eligible employees and qualified dependents, and members of our Board of Directors. Eligibility was based on age and service requirements. These benefits are subject to deductibles, co-payment provisions and other limitations. In April 2007, we terminated this benefit and grandfathered the directors who were eligible for participation in the plan at the time of termination (Mr. White and Drs. Granner and Mehta).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has prepared the following report on its activities with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2008.

Management is responsible for the preparation, presentation and integrity of our financial statements, the maintenance of appropriate accounting and financial reporting practices and policies, as well as internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and performing an independent audit of our consolidated financial statements and for determining the effectiveness of our internal control over financial reporting in accordance with auditing standards prescribed by the Public Company Accounting Oversight Board and to issue reports thereon. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, the independent registered public accounting firm and other advisors.

The Audit Committee held twelve meetings during fiscal 2008, including meetings with management and KPMG LLP, our independent registered public accounting firm, at which our quarterly financial statements were reviewed in advance of their public release. Periodically during its meetings, the Audit Committee met in executive sessions (i.e., without management present) with representatives of KPMG LLP and also met in executive sessions with our Chief Financial Officer, General Counsel and, Corporate Controller.

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2008. The Audit Committee has also discussed with KPMG LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the firm’s independence.

Based on the reviews and discussions referenced above, the Audit Committee recommended to our Board of Directors, and the Board approved, that the audited consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Katharine B. Stevenson, Chair of the Audit Committee
Joseph Klein, III
Kenneth B. Lee, Jr.
David W. Niemiec

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm, has audited our consolidated financial statements for over 20 years and the Audit Committee of the Board of Directors desires to continue the services of this firm. The Audit Committee has appointed KPMG LLP to serve as the independent registered public accounting firm to conduct an audit of our consolidated financial statements for the fiscal year ending December 31, 2009.

Appointment of our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, the Audit Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 and fees for other services rendered by KPMG LLP during those periods.

	Fiscal Year		Fiscal Year
	Ended		Ended
Fee Category:	12/31/08	% of Total	12/31/07	% of Total

Audit Fees	$1,050,000	68%	$1,190,000	79%
Audit-Related Fees	78,500	5%	77,500	5%
Tax Fees:
Tax compliance and preparation	65,540	4%	66,000	4%
Other tax services	359,934	23%	174,572	12%

Total Tax Fees	425,474	27%	240,572	16%

All Other Fees	—	—	—	—
Total Fees	$1,553,974	100%	$1,508,072	100%

Audit fees related to services rendered in connection with the annual audit of our consolidated financial statements, the quarterly reviews of our consolidated financial statements, annual statutory audits in the U.K., and services related to registration statements and offering memoranda.

Audit-related fees consisted primarily of fees for accounting consultation and audits of our employee benefit plan.

Tax fees consisted of tax compliance, preparation and other tax services. Tax compliance and preparation consisted of fees billed for professional services related to federal, state, local and international tax compliance. Other tax services consisted of fees billed for tax consulting.

All other fees consisted primarily of miscellaneous services. No portion of these fees related to financial information or operational system design or implementation services.

On an ongoing basis, management communicates to the Audit Committee specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee reviews these requests and advises management and the independent registered public accounting firm if the Audit Committee approves the engagement of the independent registered public accounting firm for such projects and services. On a periodic basis, the independent registered public accounting firm reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

The Audit Committee has considered whether the provision of all other services by KPMG LLP is compatible with maintaining KPMG LLP’s independence and concluded that KPMG LLP is independent based on information provided by KPMG LLP.

Representatives of KPMG LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote “FOR” such the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for OSI.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

During 2008, there were no late Form 4 filings made by any of our directors and executive officers except for one Form 4 filing by Michael G. Atieh. In making these disclosures, we have relied on written representations of our directors and executive officers and copies of the reports that we have filed on their behalf with the SEC.

STOCKHOLDER PROPOSALS

In order for a stockholder proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the Annual Meeting of Stockholders to be held in 2010, the written proposal must be received by our Secretary at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747 no later than December 31, 2009. These proposals must comply with the SEC’s rules and regulations regarding the inclusion of shareholder proposals in our proxy materials set forth in Rule 14a-8. With respect to director nominations, stockholders should refer to page 11 of this Proxy Statement. If a stockholder desires to present any proposal at our 2010 Annual Meeting, written notice of such proposal, as prescribed in our Amended and Restated Bylaws, must be received by our Secretary at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747 no earlier than February 17, 2010 and no later than March 19, 2010 and must be in accordance with the requirements set forth in our Amended and Restated Bylaws. If notification of a stockholder proposal is not received by the above date, the proposal may not be presented.

By Order of the Board of Directors,

BARBARA A. WOOD
Secretary

May 6, 2009

LIST OF APPENDICES

Appendix

Audit Committee Charter, as amended	A
Corporate Governance and Nominating Committee Charter, as amended	B
Compensation Committee Charter, as amended	C
Proxy Card	D

APPENDIX A

OSI PHARMACEUTICALS, INC.

AUDIT COMMITTEE CHARTER

(As amended April 1, 2009)

I.	PURPOSE

The Audit Committee has been established by the Board of Directors to assist the Board in fulfilling its fiduciary responsibilities by overseeing the integrity of the Corporation’s financial statements, the financial reporting processes, internal accounting and financial controls, the annual independent audit of the Corporation’s financial statements, and other aspects of the financial management of the Corporation, including overseeing the establishment and maintenance of processes to assure compliance by the Corporation with all applicable laws, regulations and Corporation policy. In so doing, it is the responsibility of the Audit Committee to foster free and open means of communication between the directors, the independent registered public accounting firm and the financial management of the Corporation.

It is the responsibility of the financial management of the Corporation to prepare financial statements in accordance with generally accepted accounting principles and of the independent registered public accounting firm to audit the annual financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles.

II.	ORGANIZATION

The Committee shall consist of at least three members elected by the Board at the first Board meeting following the annual stockholders’ meeting to serve until their successors shall be duly elected and qualified. The Chair of the Committee shall be designated by the Board. The composition of the membership of the Committee shall comply with all applicable statutes and the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Committee members shall not simultaneously serve on the audit committees of more than three other public companies.

III.	MEETINGS

The Committee shall meet at such times as it determines, but not less frequently than quarterly. Special meetings may be called by the Chair. As part of its obligation to foster open communications, the Committee shall meet regularly with management and the independent registered public accounting firm in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The operation of the Committee is subject to the provisions of the Corporation’s Amended and Restated Bylaws, including with respect to notice of meetings, quorum requirements, action without a meeting and waiver of notice of meetings. The Committee may determine such other procedural rules for meeting and conducting its business, except as otherwise provided in the Amended and Restated Bylaws or required by applicable law. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

IV.	AUTHORITY OF COMMITTEE

A.	The Committee shall have the sole authority to appoint and dismiss the Corporation’s independent registered public accounting firm. The independent registered public accounting firm shall report directly to the Committee.

B.	The Committee shall have the sole authority to approve the amount of fees and other terms of any engagement by the Corporation of the independent registered public accounting firm.

C.	The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

D.	The Committee may request any director, officer or employee of the Corporation or the Corporation’s outside counsel, or independent registered public accounting firm or other consultant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

E.	The Committee may form and delegate authority to a subcommittee of the Committee, consisting of one or more members of the Committee, whenever it deems appropriate.

F.	The Committee shall have appropriate funding from the Corporation, as determined by the Committee, to permit the Committee to perform its duties under this Charter and to compensate its advisors.

V.	RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Committee shall:

A. Independent Audit and Independent Registered Public Accounting Firm.

1.	Appoint and dismiss the Corporation’s independent registered public accounting firm.

2.	Review and approve the independent registered public accounting firm’s proposed audit scope, approach, staffing and fees.

3.	Pre-approve all audit and permitted non-audit services to be performed by the independent registered public accounting firm subject to such procedures as may be established by the Committee.

4.	At least annually, obtain and review a report by the independent registered public accounting firm describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

5.	Establish policies for ensuring the receipt from the independent registered public accounting firm of a formal written statement prior to engagement of the firm and then on a periodic basis, not less frequently than annually, a written statement delineating all relationships between the independent registered public accounting firm and the Corporation, including each non-audit service provided to the Corporation.

6.	Actively engage in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.

7.	Discuss with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit.

8.	Receive and review with management any management letter provided by the independent registered public accounting firm and the Corporation’s response to that letter, review with the independent registered public accounting firm any problems or difficulties the registered public accounting firm may have encountered and any disagreements with management.

9.	Discuss with the independent registered public accounting firm whether it has identified the existence of any issues of the type described in Section 10A of the Securities Exchange Act of 1934 (concerning detection of illegal acts).

10.	Review and approve hiring policies for employees or former employees of the independent registered public accounting firm.

B. Financial Statement Review.

1.	Oversee the annual and quarterly financial reporting processes.

a	The Committee shall review with management and the independent registered public accounting firm the financial statements and Management’s Discussion and Analysis (“MD&A”) to be included in the Corporation’s Annual Report on Form 10-K prior to filing or distribution, including the applicability of critical accounting policies, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Committee shall also discuss the results of the annual audit and any other matter required to be communicated to the Committee by the independent registered public accounting firm under auditing standards of the Public Company Accounting Oversight Board (United States).

b	The Committee shall review with management the interim financial statements and MD&A to be included in the Corporation’s quarterly reports on Form 10-Q. The Committee shall also discuss the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent registered public accounting firm under current regulations and standards.

2.	Discuss with management the Corporation’s earnings press releases, including the use of non-GAAP information, as well as financial information and earnings guidance provided to analysts.

3.	Obtain and review periodic reports at least annually from management and the independent registered public accounting firm assessing the effectiveness of the Corporation’s internal control structure and procedures for financial reporting including: (a) all significant deficiencies or material weaknesses in the design or operation of internal controls, and (b) any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls, all significant changes to internal controls, including corrective actions, since the last report to the Committee.

VI.	COMPLIANCE MATTERS

A.	Review compliance with the Corporation’s Code of Conduct and its related policies and procedures on a regular basis and review the content of the Code and related policies and procedures from time to time.

B.	Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

C.	Review with the Corporation’s counsel legal and regulatory matters that may have a material impact on the Corporation’s financial statements.

D.	Review and discuss the Corporation’s guidelines and policies with respect to financial risk assessment, including the risk of fraud.

VII.	REPORTS

A.	Prepare the report required by the rules of the SEC to be included in the Corporation’s proxy statement.

B.	Review and reassess the adequacy of this charter annually and submit any recommended changes to the Board for approval.

C.	Conduct an evaluation of the Committee’s performance at least annually.

D.	The Chair of the Committee shall regularly report to the Board regarding the Committee’s actions.

APPENDIX B

OSI PHARMACEUTICALS, INC.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

(As amended April 1, 2009)

I.	COMMITTEE PURPOSE

The purpose of the Corporate Governance and Nominating Committee (the “Committee”) is to (i) identify qualified individuals to become members of the Board of Directors (the “Board”) of OSI Pharmaceuticals, Inc. (the “Corporation”); (ii) recommend to the Board the director nominees to the Board to be presented for election at each annual meeting of stockholders; (iii) develop, review, evaluate and recommend for approval to the Board corporate governance practices and principles; and (iv) to provide oversight of the corporate governance affairs of the Board and the Corporation.

II.	COMMITTEE MEMBERSHIP AND ORGANIZATION

The Committee shall be composed of at least three directors, all of whom shall satisfy the definition of “independent director” under the listing standards of The Nasdaq Stock Market (“Nasdaq”) and applicable law. The Committee members shall be appointed by the Board and may be removed by the Board in its discretion. The Chairman of the Committee shall be designated by the Board.

III.	MEETINGS

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. The operation of the Committee is subject to the provisions of the Corporation’s Amended and Restated Bylaws, including with respect to notice of meetings, quorum requirements, action without a meeting and waiver of notice of meetings. The Committee may determine such other procedural rules for meeting and conducting its business, except as otherwise provided in the Amended and Restated Bylaws or required by applicable law. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

IV.	COMMITTEE AUTHORITY, RESPONSIBILITIES AND DUTIES

Nominations

The Committee shall have the following authority and responsibilities:

•	Prior to each annual meeting of stockholders, following a determination by the Board of the number of directors to be elected at such meeting, (i) the Committee shall identify individuals qualified to stand for re-election or to become new members of the Board, consistent with any qualifications, expertise and characteristics which may have been approved by the Board or determined by the Committee from time to time; (ii) the Committee shall evaluate incumbent directors whose terms are expiring at the meeting and consider their qualifications to stand for re-election; and (iii) the Committee shall evaluate nominees for election to the Board submitted by stockholders in accordance with procedures adopted by the Committee, the By-laws of the Corporation, and applicable law. Once the Committee completes its evaluation of the candidates, the Committee shall submit its recommendations for director nominees to the Board for approval.

•	In the event of a vacancy on the Board, following a determination by the Board that such vacancy shall be filled, the Committee shall identify individuals qualified to fill such vacancy, consistent with any qualifications, expertise and characteristics which may have been approved by the Board or determined by the Committee from time to time. Once the Committee completes its evaluation of the candidates, the Committee shall submit its recommendation, for the director nominee to fill such vacancy, to the Board for approval.

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•	The Committee shall prioritize, contact, interview and evaluate all candidates that it has identified a director nominee for an annual meeting or to fill a vacancy on the Board.

•	Before selecting any nominee for director, the Committee shall review the candidate’s availability and willingness to serve.

•	The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain any search firm to assist in identifying and evaluating director candidates and to retain independent legal counsel and any other advisors. The Corporation shall provide adequate funding, as determined by the Committee, for payment of compensation for any advisors retained by the Committee.

•	The Committee may from time to time delegate duties or responsibilities to subcommittees of the Committee or to one or more members as the Committee deems necessary.

Corporate Governance

The Committee shall have the following responsibilities and duties:

•	Develop and periodically review corporate governance practices and principles for the Board and the Corporation.

•	Evaluate the effectiveness of the Board and make recommendations relating to practices, policies and performance of the Board.

•	Periodically review and assess the structure of the Board and committee functions and composition, including recommending committee assignments for directors and Chairs of committees.

•	Review directorships in other public companies by or offered to directors.

•	Review and revise policies for director tenure and retirement.

•	Review, analyze and report to the Board all relationships of the directors with the Corporation that could impair their independence as defined by applicable SEC and Nasdaq rules and regulations in order to assist the Board with its responsibility to make an affirmative determination regarding the independence of directors.

•	Review and consider conflicts of interests regarding Board members and executive officers and approve related person transactions pursuant to the Corporation’s “Policy and Procedures with respect to Agreements and Arrangements between Directors and the Company and Related Person Transactions.”

•	Oversee and coordinate annual self-evaluations of the Board and its committees.

•	Establish and monitor, as appropriate, director orientation and recommend and monitor continuing education programs for members of the Board.

General

•	The Committee shall make regular reports to the Board with respect to its activities and propose any necessary action to the Board.

•	The Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board.

•	The Committee shall annually evaluate its own performance and provide a report on such evaluation to the Board.

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APPENDIX C

OSI PHARMACEUTICALS, INC.

COMPENSATION COMMITTEE CHARTER

(As amended April 10, 2009)

I.	PURPOSE

The Compensation Committee is appointed by the Board of Directors to review and approve the Corporation’s compensation and benefit programs.

II.	COMMITTEE MEMBERSHIP

The Committee will be composed of at least three directors. All members of the Committee shall satisfy the definition of “independent” under the listing standards of The Nasdaq Stock Market (“Nasdaq”). The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Chairman of the Committee will be designated by the Board. The Committee shall have the authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate. Each such subcommittee shall consist of one or more members of the Committee. The Committee shall also have the authority to delegate any of its administrative or other responsibilities to executive officers or other employees of the Corporation where such delegation is consistent with applicable law and Nasdaq listing standards.

III. MEETINGS

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. The operation of the Committee is subject to the provisions of the Corporation’s Amended and Restated Bylaws, including with respect to notice of meetings, quorum requirements, action without a meeting and waiver of notice of meetings. The Committee may determine such other procedural rules for meeting and conducting its business, except as otherwise provided in the Amended and Restated Bylaws or required by applicable law. A majority of the members shall represent a quorum of the Committee, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee shall:

•	evaluate the performance of the Chief Executive Officer in light of the Corporation’s goals and objectives and determine the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Committee shall deem appropriate;

•	approve all salary, bonus, and long-term incentive awards for executive officers;

•	approve the aggregate amounts and methodology for determination of all salary, bonus, and long-term incentive awards for all employees other than executive officers;

•	review and recommend director compensation plans to the full Board;

•	review and recommend equity-based compensation plans to the full Board and approve all grants and awards thereunder;

•	review and approve changes to the Corporation’s equity-based compensation plans other than those changes that require shareholder approval under the plans, the requirements of the Nasdaq Stock Market and/or any applicable law;

•	review and recommend to the full Board changes to the Corporation’s equity-based compensation plans that require shareholder approval under the plans, the requirements of the Nasdaq Stock Market and/or any applicable law;

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•	review and approve changes in the Corporation’s retirement, health, welfare and other benefit programs that result in a material change in costs or the benefit levels provided;

•	administer the Corporation’s equity-based compensation plans; and

•	review and discuss the Compensation Discussion and Analysis (the “CD&A”) to be included in the Corporation’s proxy statement or annual report on 10-K with management and, based on such review and discussions, (i) recommend to the Board that the CD&A be included in the Corporation’s proxy statement or annual report on Form 10-K and (ii) provide a report to that effect in the Corporation’s proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission.

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain independent compensation consultants and other professional advisors to assist it in carrying out its responsibilities. The Corporation will provide for appropriate funding, as determined by the Committee, for payment of the fees and expenses of any advisors retained by the Committee.

The Committee will make regular reports to the Board and will propose any necessary action to the Board. Such reports shall provide information with respect to any delegation of authority by the full Committee to a subcommittee, to management, or to third parties.

The Committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

The Committee will annually evaluate the Committee’s own performance and provide a report on such evaluation to the Board.

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APPENDIX D
OSI PHARMACEUTICALS, INC.
PROXY
ANNUAL MEETING OF STOCKHOLDERS, JUNE 17, 2009

This Proxy Is Solicited on Behalf of OSI Pharmaceuticals, Inc.’s Board of Directors
     The undersigned hereby appoints Colin Goddard, Ph.D. and Pierre Legault, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of OSI Pharmaceuticals, Inc. (the “Corporation”) held of record by the undersigned on April 22, 2009 at the annual meeting of stockholders to be held on June 17, 2009, or any adjournment thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACES PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.
(Continued and to be dated and signed on the reverse side.)
BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù      FOLD AND DETACH HERE      Ù
You can now access your OSI Pharmaceuticals, Inc. account online.
Access your OSI Pharmaceuticals, Inc. stockholder account online via Investor ServiceDirect® (ISD).
The transfer agent for OSI Pharmaceuticals, Inc. now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form

• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
****TRY IT OUT****
www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

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(Please mark, sign, date and return this proxy in the enclosed postage prepaid envelope)

Please mark your votes as indicated in this example	☒

1. Election of Directors (Term to expire at next	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS
Annual Meeting)	☐	☐	☐
Nominees:
01 Robert A. Ingram
02 Colin Goddard, Ph.D.
03 Santo J. Costa
04 Joseph Klein, III
05 Kenneth B. Lee, Jr.
06 Viren Mehta
07 David W. Niemiec
08 Herbert M. Pinedo, M.D., Ph.D.
09 Katharine B. Stevenson
10 John P. White

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR WHOM AUTHORITY TO VOTE IS NOT WITHHELD.
*Exceptions
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2009.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.

Mark here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.

▲ FOLD AND DETACH HERE ▲
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on
June 17, 2009. The proxy statement and annual report to security holders are available at
www.proxydocs.com/osip.

OSI Pharmaceuticals, Inc.

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